Exhibit 2

ASSET PURCHASE AND SALE AGREEMENT

BETWEEN

TOSCOPETRO CORPORATION
AS BUYER

AND

EQUILON ENTERPRISES LLC
AS SELLER

DATED AS OF

JUNE 1, 2000

TABLE OF CONTENTS

PAGE

ARTICLE 1. DEFINITIONS AND INTERPRETATIONS	2
1.01	Definitions	2
1.02	Interpretations	16
ARTICLE 2. SALE AND PURCHASE; PURCHASE PRICE; METHOD OF PAYMENT; LIMITED ASSUMPTION AND RETENTION OF LIABILITIES	17
2.01 2.02 2.03 2.04	Sale and Purchase Purchase Price Method of Payment Limited Assumption and Retention of Liabilities	17 17 17 18
ARTICLE 3. CLOSING	18
3.01 3.02 3.03	Place and Time Transactions and Deliveries at or Prior to Closing Adjustments as of Closing	18 19 24
ARTICLE 4. EMPLOYMENT AND EMPLOYEE BENEFITS	26
4.01 4.02 4.03 4.04 4.05	Employees in General Represented Employees Offers of Employment Employee Benefits for Acquired Employees Liabilities and Indemnities	26 26 27 29 32
ARTICLE 5. SELLER'S REPRESENTATIONS AND WARRANTIES	34
5.01 5.02 5.03 5.04 5.05 5.06 5.07 5.08 5.09 5.10 5.11 5.12 5.13 5.14 5.15 5.16	Organization and Standing
Authority and Binding Obligations
Consent; Non-Contravention
Litigation
Contracts and Commitments
Leases and Easements
Condition of Improvements and Equipment
Compliance with Laws
Due Diligence
Permits
Taxes
No Knowledge of Breaches
Good and Marketable Title
Condemnation
Labor Matters
Actions and Proceedings	34 35 35 36 36 37 38 39 39 39 40 40 40 41 41 41
ARTICLE 6. BUYER'S REPRESENTATIONS AND WARRANTIES	42
6.01 6.02 6.03 6.04 6.05 6.06 6.07	Organization and Standing Authority and Binding Obligations No Consent Required; Non-Contravention Litigation Actions and Proceedings Independent Decision No Knowledge of Breaches	42 42 43 44 44 44 44
ARTICLE 7. CONDITIONS PRECEDENT TO BUYER'S OBLIGATION TO CLOSE	45
7.01 7.02 7.03 7.04 7.05 7.06	Regulatory Approvals Deliveries Required Consents and Authorizations Taking of Assets Adverse Change/Due Diligence Disclosure Representations and Warranties True; Covenants and Agreements Performed	45 45 45 46 46 47
ARTICLE 8. CONDITIONS PRECEDENT TO SELLER'S OBLIGATION TO CLOSE	47
8.01 8.02 8.03	Deliveries Representations and Warranties True; Covenants and Agreements Performed Ownership of Chemical Complex	48 48 48
ARTICLE 9. JOINT CONDITIONS PRECEDENT TO CLOSING OBLIGATIONS	48
9.01 9.02 9.03	Governmental Consents Litigation Related Agreements Finalized	49 49 49
ARTICLE 10. COVENANTS AND AGREEMENTS OF SELLER	49
10.01 10.02 10.03 10.04	Conduct of Business Access; Records Consents to Assignment Taxes	49 50 52 52
ARTICLE 11. COVENANTS AND AGREEMENTS OF BUYER	49
11.01 11.02 11.03 11.04 11.05	Access; Records Performance of Assumed Obligations Qualifications, Approvals, Licenses and Permits No Trademarks Third Party Property	53 53 53 53 54
ARTICLE 12. COVENANTS OF BUYER AND SELLER	49
12.01 12.02 12.03 12.04 12.05 12.06 12.07 12.08 12.09	Antitrust Compliance
Purchase Price Allocations
Tax Election
Collection of Amounts Owed to a Party
Payment of Transfer Taxes; Recording Fees
Payment of Certain Expenses Due and Payable After the Effective Time; Cooperation
Contracts, Leases and Easements or Permits Not Assigned at Closing
Casualty Repair
Relationship of the Parties	55 55 56 56 57 57 59 60 60
ARTICLE 13. ENVIRONMENTAL LIABILITIES	61
13.01	Environmental Liabilities	61
ARTICLE 14. INDEMNIFICATION; SURVIVAL	62
14.01 14.02 14.03 14.04 14.05 14.06	Indemnification Notification and Third Party Claims LIMITATION ON INDEMNIFICATION Survival Coordination of Indemnification Rights Right to Cure	62 65 68 68 68 70
ARTICLE 15. ARBITRATION	70
15.01 15.02 15.03 15.04 15.05 15.06 15.07 15.08	Dispute Resolution Place Arbitrators Statute of Limitations Discovery Costs Breach Consent to Jurisdiction	70 71 71 71 71 72 72 72
ARTICLE 16. TECHNOLOGY TRANSFER	73
16.01 16.02 16.03 16.04 16.05 16.06 16.07 16.08 16.09 16.10 16.11	Grants to Intellectual Property
Exclusions to Grant of 16.01
Grants to Shell Intellectual Property
Transfer of Intellectual Property and Shell Intellectual Property
Licensed Technology Rights
Confidentiality
Term and Termination
Representations and Warranties
Access and Support
Default
Export Control	73 73 73 74 74 76 79 79 81 81 82
ARTICLE 17. RISK OF LOSS	82
ARTICLE 18. COMMISSIONS AND FINDER'S FEES	82
ARTICLE 19. MISCELLANEOUS	83
19.01 19.02 19.03 19.04 19.05 19.06 19.07 19.08 19.09 19.10 19.11 19.12 19.13 19.14 19.15	Entire Agreement; Amendments
Invalidity
Effect of Waiver or Consent
Limitation on Benefits of this Agreement
Notices
Binding Effect
Additional Actions and Documents
Schedules
Place of Transfer of Title and Possession
Execution in Counterparts
Choice of Law
Publicity
Confidentiality
Costs and Expenses
Assignment	83 83 84 84 84 86 86 86 87 87 87 87 88 91 91

SCHEDULES

Schedule
Schedule
Schedule
Schedule
Schedule
Schedule
Schedule
Schedule
Schedule
Schedule
Schedule
Schedule
Schedule
Schedule
Schedule
Schedule
Schedule
Schedule
Schedule
Schedule
Schedule
Schedule
Schedule
Schedule
Schedule
Schedule
Schedule
Schedule
Schedule
Schedule
Schedule	1.01A
1.01B
1.01C
1.01D
1.01E
1.01F
1.01G
3.03(a)(i)
3.03(a)(iii)
4.01
4.02(a)
4.02(b)
4.03(c)
4.04(c)
5.03(a)
5.03(b)
5.04
5.05
5.08
5.10
5.13
5.15
5.16
6.03(a)
6.03(b)
6.04
6.05
12.02
16.01
16.05(a)
16.05(b)	- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -	Contracts
Excluded Assets
Leases and Easements
Permitted Encumbrances
Prepaid Expenses and Deposits
Refinery Land
Chemical Excluded Assets
Inventory Values
Net Working Capital Adjustment
Employees
Collective Bargaining Agreements
Unions
Buyer's Conditions of Employment
Pension Plan Offset Examples
Consents - Seller
Non-Contravention- Seller
Litigation - Seller
Excluded Contracts
Compliance with Laws
Permits
Good and Marketable Title
Labor Matters
Actions and Proceedings - Seller
Consents - Buyer
Non-Contravention - Buyer
Litigation - Buyer
Actions and Proceedings - Buyer
Purchase Price Allocations
Technology Transfer Agreement
Assignable Licensed Technology Rights
Non-assignable Licensed Technology Rights

EXHIBITS

Exhibit A-1
Exhibit A-2
Exhibit B
Exhibit C
Exhibit D
Exhibit E
Exhibit F
Exhibit G-1
Exhibit G-2
Exhibit G-3
Exhibit H-1
Exhibit H-2
Exhibit H-3
Exhibit I
Exhibit J
Exhibit K
Exhibit L
Exhibit M-1
Exhibit M-2
Exhibit M-3
Exhibit M-4
Exhibit M-5
Exhibit N-1
Exhibit N-2
Exhibit N-3
Exhibit N-4
Exhibit N-5
Exhibit N-6
Exhibit O
Exhibit P

- - - - - - - - - - - - - - - - - - - - - - - - - - - - - -

Special Warranty Deed
Special Warranty Deed
Seller's Legal Opinion
Buyer's Legal Opinion
OMS Offtake Agreement
Product Offtake Agreement
Technical Services Agreement
Asphalt Terminaling Agreement - Cincinnati
Asphalt Terminaling Agreement - Pekin
Asphalt Terminaling Agreement - St. Louis
Standard Industrial Lease
Lubricant Facility Utilities and Services Agreement
Lubricant Access Agreement
Transition Services Agreement
Crude Oil Purchase and Transportation Agreement
Intentionally Omitted
Environmental Agreement
Obligation Assumption Agreement - Equilon 1991
Obligation Assumption Agreement - Equilon 1992
Obligation Assumption Agreement - Equilon 1995
Obligation Assumption Agreement - Shell 1997
Obligation Assumption Agreement - Shell 1997A
Jet Fuel Terminaling Agreement - Indiana - H
Jet Fuel Terminaling Agreement - Illinois
Jet Fuel Terminaling Agreement Wisconsin
Jet Fuel Terminaling Agreement Indiana - I
Jet Fuel Terminaling Agreement Ohio - D
Jet Fuel Terminaling Agreement - Ohio - L
Pipeline Facilities Agreement
Guaranty

ASSET PURCHASE AND SALE AGREEMENT

(Wood River Refinery)

          THIS ASSET PURCHASE AND SALE AGREEMENT (“Agreement”) is made and entered into as of the 1st day of June, 2000, between EQUILON ENTERPRISES LLC, a Delaware limited liability company, hereinafter referred to as “Seller”, and TOSCOPETRO CORPORATION, a Delaware corporation, hereinafter referred to as “Buyer”.

W I T N E S S E T H:

           WHEREAS, Seller is the owner of a refinery commonly known as the Wood River Refinery in Madison County, Illinois (the "Refinery");

          WHEREAS, Seller or its Affiliate is the owner of a chemical facility in Madison County, Illinois located on the Refinery Land (the "Chemical Complex").

          WHEREAS, Seller desires to sell or cause the sale of the Assets, as hereinafter defined; and

           WHEREAS, Buyer desires to buy the Assets on the terms and conditions contained in this Agreement.

          NOW, THEREFORE, in consideration of Ten Dollars U.S. ($10.00), the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:

ARTICLE 1.

DEFINITIONS AND INTERPRETATIONS

          1.01  Definitions.

          Terms which are defined in Sections other than Article 1 of this Agreement, shall have the meanings attributed to them where defined. As used in this Agreement, the following terms shall have the meanings set forth below, unless the context otherwise requires:

           "1031 Exchange" shall have the meaning set forth in Section 12.03.

           "1060 Forms" shall have the meaning set forth in Section 12.02.

           "Acquired Employee" shall have the meaning set forth in Section 4.03(c).

          “Affiliate” shall, with respect to Seller, mean any of its members or owners and their respective parents, subsidiaries, affiliates, or joint venturers, or any other Person directly or indirectly controlled by, or under common control with, Seller; with respect to Buyer, the term shall mean any Person directly or indirectly controlling, controlled by, or under common control with, Buyer. For purposes of this definition, “control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of an entity, whether through the ownership of voting securities or interests or otherwise.

           "Allocation" shall have the meaning set forth in Section 12.02.

           “Applicable Law” means any applicable statute, law, ordinance, rule or regulation excluding Environmental Laws which for the purpose of clarity are governed by the Environmental Agreement.

           “Assets” shall mean the Improvements, the Equipment, the Chemical Assets, the Chemical Feedstock Inventory, the Chemical Product Inventory, the Refinery Land, the Equilon Feedstock Inventory, the Equilon Product Inventory, the Equilon Other Inventory, Prepaid Expenses and Deposits, Surplus Refinery Property, Refinery Records and the Equilon Other Assets, but shall exclude (i) the Excluded Assets and (ii) all of those assets now owned by Seller or hereafter acquired by Seller and which are transferred, used or otherwise disposed of prior to Closing in the ordinary course of business.

          “Base Rate” shall mean the lesser of (i) the per annum rate of interest calculated on a daily basis using the 3-month Treasury Bill rate published in the Wall Street Journalfor the applicable day (with the rate for any day for which such rate is not published being the rate most recently published) plus two hundred (200) basis points; and (ii) the maximum nonusurious rate of interest permitted by Applicable Law, such Base Rate to be adjusted automatically as and to the extent that either (i) or (ii) immediately above changes from time to time.

          “Chemical Assets” shall mean the chemical process units and articles of personal property of every kind whatsoever which is owned by an Affiliate of Seller and which is located on the Refinery Land and is not an Excluded Asset.

          "Chemical Complex" shall have the meaning as specified in the second recital.

           "Chemical Excluded Assets" shall have the meaning specified in Schedule 1.01G.

          “Chemical Feedstock Inventory” shall mean that feedstock and intermediate product, including rail cars, tank bottoms and linefill as applicable but less water, sediment and sludge and hydrocarbon in process units and located in interconnecting pipelines owned by Seller’s Affiliate and located at the Refinery or the Chemical Complex.

          “Chemical Product Inventory” shall mean those certain chemical products including rail cars, tank bottoms and line fill as applicable but less water, sediment and sludge and hydrocarbon in process units and interconnecting pipelines owned by Seller’s Affiliate and located at the Refinery or the Chemical Complex or in transit or on consignment.

          "Claim" shall have the meaning specified in Section 15.01.

          "Claim Notice" shall have the meaning set forth in Section 14.02.

          "Closing" means the closing of the purchase and sale contemplated hereunder.

          "Closing Date" means the time and date established for the Closing pursuant to Section 3.01 hereof.

          "Code" shall mean the Internal Revenue Code of 1986, as amended.

          "Collective Bargaining Agreements" shall have the meaning set forth in Section 4.02.

          "Commitments" for purposes of Section 5.05, shall have the meaning set forth in Section 5.05.

          “Committed Crude” shall mean crude oil to be delivered at the Wood River Refinery which Equiva Trading Company has a firm commitment for prior to Closing Date, but the payment date to its supplier is after June 1, 2000.

          "Confidential Information" shall have the meaning set forth in Section 19.13(a).

          "Contracts" means those Contracts listed on Schedule 1.01A hereto.

          “Damages” shall mean (a) any and all obligations, liabilities, damages (but excluding any indirect, special, punitive, exemplary and consequential damages other than such damages as may be awarded to a third party against an Indemnified Party or a Party bringing an action pursuant to Section 14.01(c)), penalties, deficiencies, losses (but excluding lost profits except to the extent awarded to a third party against an Indemnified Party or a Party bringing an action pursuant to Section 14.01(c)), Judgments, settlements, costs and reasonably incurred expenses, interest, bonding and appellate costs and attorneys’, accountants’, engineers’, consultants’ and investigators’ reasonable fees and disbursements, in each case after the application of any and all amounts actually recovered by the Indemnified Party or a Party bringing an action pursuant to Section 14.01(c) under insurance contracts or similar arrangements (but excluding self-insurance arrangements) except to the extent such amounts have been subrogated to an insurance carrier and from third parties by the Person claiming indemnity or a Party bringing an action pursuant to Section 14.01(c) and (b) interest on such aforesaid items consistent with the Applicable Law at (i) the Base Rate beginning thirty (30) days after the date on which the Indemnified Party or a Party bringing an action pursuant to Section 14.01(c) makes a payment in respect of a claim or demand asserted by a third party against the Indemnified Party for which the Indemnified Party is entitled to indemnification or recovery hereunder or (ii) the Late Payment Rate beginning on the date a final and non-appealable judgment or award is entered in favor of the Indemnified Party or a Party bringing an action pursuant to Section 14.01(c), if such claim does not arise out of a claim or demand asserted by a third party against the Indemnified Party or a Party bringing an action pursuant to Section 14.01(c).

          "Default" shall have the meaning set forth in Section 16.08.

          “Deliverable Items” means design manuals, operation manuals, blue prints, engineering studies and engineering reports and with respect to computer software, object code; user operations and system documentation; system engineering and design information; and all associated data files and data bases to the extent such systems exist for the operations of the Refinery and can be delivered by a Party.

          "Disclosing Party" shall have the meaning set forth in Section 19.13(e).

          "Due Diligence" for purposes of Section 5.15, shall have the meaning set forth in Section 5.15(c).

          "Effective Time" shall mean 12:01 A.M. Central Time on the day of the Closing Date.

          "Employees" shall have the meaning set forth in Section 4.01. "Employment Commencement Date" shall mean the Effective Time.

          "Environmental Agreement" shall have the meaning as set forth in Section 13.01.

          "Environmental Laws" shall have the meaning as set forth in the Environmental Laws.

          "Equilon Feedstock Inventory" shall mean that crude oil, feedstock and intermediate petroleum product, including rail cars, tank bottoms and line fill as applicable but less

                (a)           water, sediment and sludge, and

                (b)           hydrocarbon in process units and located in interconnecting lines owned by the Seller or Equiva Trading Company and located at the Refinery Land or in terminals belonging to Seller or third parties and specified to be sold, or which is in transit to the Refinery. Such in transit inventory includes Equiva Trading Company’s line fill required in the Platte, Capline, Capwood and Ozark pipelines, but excludes Committed Crude.

          “Equilon Other Assets” shall mean any and all Intangible Property, Contracts which are transferred to Buyer hereunder, Leases and Easements, Permits which are transferred to Buyer hereunder, and Intellectual Property or licenses therefor and all other assets owned by Seller and located in or on the Refinery Land and not an Excluded Asset.

          “Equilon Other Inventory” shall mean the catalysts, chemicals, additives, spare parts, store stocks, supplies, crude oil, feedstocks, intermediate petroleum products, refined petroleum products in process units and located in interconnecting lines and personal property owned by Seller or its Affiliate that may be used in the Operations and that is located on the Refinery Land and not an Excluded Asset.

          "Equilon Product Inventory" shall mean

(a) those certain refined products, including rail cars, tank bottoms and line fill as applicable, but less

(i) water, sediment and sludge, and

(ii) hydrocarbon in process units and interconnecting lines owned by the Seller or Equiva Trading Company and located at the Refinery, and

(b) asphalt excluding

(i) asphalt in transit from the Refinery via barges to certain terminals leased by Tosco and

          (ii)     asphalt in inventory at the following terminals: Bristol Products' Asphalt terminal in Bristol Virginia; Amoco's Asphalt terminal in Granite City Illinois; Asphalt Terminal Inc.'s terminal in Lexington Kentucky; and Koch's terminal in North Bend, Ohio; and New Madrid, Missouri owned by the Seller or Equiva Trading Company and located at the Refinery or which is in transit from the Refinery or in terminals.

          “Equipment” shall mean all furnishings, furniture, computer equipment and hardware, fittings, equipment, machinery, refining process units, tools, apparatus, tanks, pipelines, sewers, appliances, trucks, automobiles, other vehicles, signs and other articles of personal property of every kind whatsoever which in the normal course of business is located on the Refinery Land and used primarily in the Operations of the Refinery.

          "ERISA" shall have the meaning set forth in Section 4.04(a).

          “Excluded Assets” means (i) all of Seller’s or its Affiliates cash, deposits and bank accounts; (ii) all accounts receivable or exchange balances owed to Seller or its Affiliates by reason of deliveries made by Seller or its Affiliates or on account of the Assets prior to the Effective Time; (iii) the financial books and records of Seller or its Affiliates and the personnel, employment and other records of Seller as to their former employees other than the Refinery Records; (iv) any claims or other rights to receive monies arising prior to or after the date of execution hereof which Seller or its Affiliates has or may have which are attributable to its ownership of the Assets prior to the Effective Time; (v) all company minute books and similar materials related to maintenance of company records other than the Refinery Records; (vi) all excess insurance proceeds under Section 12.08 of this Agreement; (vii) all Intellectual Property and Trademarks not conveyed by Article 16 of this Agreement; (viii) all Chemical Excluded Assets; and (ix) those assets described on Schedule 1.01B or listed as Excluded Contracts on Schedule 5.05 hereto.

          "Excluded Claim" shall have the meaning set forth in Section 14.01C.

          "Force Majeure Event" means any (1) fire, explosion, strike, lock out, casualty or accident; (2) act of God, including, without limitation, epidemic, hurricane, typhoon, earthquake, cyclone or flood; (3) war, revolution, civil commotion, act of enemies, blockade, or embargo; or (4) other similar occurrences or acts beyond the reasonable control of a Party hereto, which act or occurrence shall make it impossible for the Party concerned to carry out the obligations of such Party under this Agreement (but lack of financial ability shall not be a Force Majeure Event). Those provisions in this Agreement regarding Force Majeure Event shall only be applicable in the specific situation(s) in which this Agreement expressly provides they shall apply and in no other situations.

          "Improvements" shall mean any and all buildings, structures, fixtures or other improvements attached or affixed to the Refinery Land.

          "Indemnified Party" shall refer to the Person or Persons indemnified, or entitled, or claiming to be entitled to be indemnified, pursuant to this Agreement.

          "Indemnifying Party" shall refer to the Person having the obligation to indemnify pursuant to this Agreement.

          "Intangible Property" shall mean (i) any and all business trade secrets, including, but not limited to, sales tools and supplier lists and (ii) other intangible properties, including, but not limited to, any goodwill or going concern value associated with any of the foregoing, but excluding in each case all Intellectual Property held by Seller or used in the Operations, any customer lists and any of Seller’s business or marketing plans.

          "Intellectual Property" means intellectual and similar property of every kind and nature that is being used in the Operation of the Refinery as of the Effective Time that was licensed by Texaco Inc. and certain of its affiliates or Shell Oil Company and certain of its affiliates to Seller on a non-exclusive basis for Seller’s Use and for which Seller enjoys a right to grant a sublicense to a purchaser or that which is owned by Seller and which Seller has a right to grant a non-exclusive license to Use including, without limitation patents, patent applications, inventions, invention disclosures, copyrights, including registrations and applications to register copyrights, formulae, processes, engineering data, designs, know-how, show-how, confidential or proprietary technical information and trade secrets or other similar data or information and computer software, but excluding Trademarks.

          "Judgments" shall mean all judgments, orders, decisions, injunctions, decrees or awards of any federal, state, local or foreign court, arbitrator or administrative or governmental authority, bureau or agency.

          "Known, or Knowledge" or "To the knowledge of" or "Within the knowledge of a Party as used herein" shall mean those facts, events or circumstances, if actually known to an officer, or a manager of a Party to whom such phrase is applied; provided, however, that in applying the preceding clause to Seller the Parties agree that the only officers, or managers of Seller who shall be considered or to whom any such knowledge standard applies are the Vice President – Refining, the Director of Environmental Affairs, and the managerial staff at the Refinery. For the sole of purpose of Section 16.08(b) the knowledge standard shall include the Director of Refinery Processes.

          "Late Payment Rate" shall mean the lesser of (i) the Base Rate, plus five hundred (500) basis points per annum, or (ii) the maximum rate of interest permitted by Applicable Law, such rate to be adjusted automatically as and to the extent that either (i) or (ii) immediately above changes from time to time.

          "Leases and Easements" shall mean, collectively, those real property leases and easements described on Schedule 1.01C.

          "Legal Requirements" shall mean any and all (i) Applicable Laws; (ii) applicable Judgments; (iii) contracts with any federal, state, local or foreign court, arbitrator or administrative or governmental authority, bureau or agency relating to compliance with matters described in (i) or (ii) above, and (iv) applicable Permits; and as any of the foregoing matters described in (i) through (iv) above may have been waived, amended, varied or otherwise modified by any Permit or Permit-related proceedings or other applicable proceedings.

          "Licensed Technology Rights" means intellectual and similar property of every kind and nature, except Intellectual Property, licensed by third parties to Seller or its Affiliate before the Effective Time, for the Operations of the Refinery and Chemical Complex including without limitation patents, patent applications, inventions, invention disclosures, copyrights, including registrations and applications to register copyrights, formulae, processes, engineering data, designs, know-how, show-how, confidential or proprietary technical information and trade secrets or other similar data or information and computer software but excluding all Trademarks.

          "Liens" shall mean any and all liens, mortgages, charges, pledges, security interests, burdens, easements, rights of way, zoning ordinances, mineral exceptions or other encumbrances of any nature whatsoever, including, but not limited to, such as has arisen under any Contracts or Judgments.

          "Material Adverse Effect" shall mean the result of any act(s), omission(s), conduct, occurrence(s), condition(s) or situation(s), or any combination thereof if the same have or could reasonably result (either individually or in the aggregate) in actual adverse effect in excess of Three Million Dollars ($3,000,000.00) annually with respect to cash flow before tax derived from the Operations on a recurring basis for a period of at least three (3) years or Ten Million Dollars ($10,000,000.00) with respect to the value of any of the Assets (for the types of purposes to which the same have been or could lawfully have been devoted at any time during the six (6) month period immediately prior to the date of this Agreement).

          "Net Working Capital Adjustment" shall have the meaning specified in Section 3.03(a).

          "Net Working Capital Estimate" shall have the meaning specified in Section 3.03(c).

          "Non-Represented Employee" shall have the meaning set forth in Section 4.01(b).

          "Operations" shall mean those activities conducted by Seller prior to the Effective Time utilizing the Assets provided that in the case of the Chemical Complex shall mean those activities conducted by Seller’s Affiliate prior to the Effective Time.

          "Party" and "Parties" means each of Seller and Buyer and collectively Seller and Buyer.

          "Permits" shall mean any and all permits, temporary permits to construct or operate, authorizations, approvals, registrations, rights of way, orders, waivers, variances or other licenses issued or granted by any federal, state or local administrative or governmental authority, bureau or agency (i) under any Legal Requirement; or (ii) under or pursuant to any Judgment or any Contract with any such administrative or governmental authority, bureau or agency relating in each case to compliance with any Legal Requirement; excluding in the case of (i) and (ii) above Environmental Permits as defined in the Environmental Agreement.

          "Permitted Encumbrances" shall mean any Liens that (i) are listed on Schedule1.01D; (ii) do not have a Material Adverse Effect; (iii) are of record; or (iv) are caused or created by Buyer; provided, however, that unless Buyer has expressly agreed herein to assume liability for a specific indebtedness, Permitted Encumbrances shall not include any indebtedness, whether or not of record, which exist to Seller’s knowledge and are not disclosed to Buyer.

          "Person" means an individual, corporation, partnership, association, trust, limited liability company or any other entity or organization, including a government or political subdivision or agency, unit or instrumentality thereof.

         "Prepaid Expenses and Deposits" shall mean those expenses and deposits listed on Schedule 1.01E.

         "Refinery" shall have the meaning as specified in the first recital.

          "Refinery Land" shall mean the tract (or parcel) of land described in Schedule 1.01F, together with easements, appurtenances, submerged land easements, rights and leases, navigation and mooring rights and other hereditaments appurtenant to the refinery land and all the estates and rights of Seller in and to said refinery and chemical land, subject to Permitted Encumbrances and excluding mineral rights thereon.

          "Refinery Records" means Seller’s or its Affiliates books and records, in any form or media, operational, maintenance, construction, environmental and technical records located at the Refinery and exclusively used by or for the Refinery or Chemical Complex relating to Operations or the Assets up to the Effective Time. For the avoidance of doubt, Refinery Records specifically excludes (i) any of the Seller’s or its Affiliates’ business plans, strategies and financial records which address or reflect activities outside of the Refinery or Chemical Complex; (ii) any of Seller’s or its Affiliates’ company minute books and records, tax returns or other materials which do not pertain to the Assets or ongoing day-to-day operation of the Operations and (iii) medical records for which the Acquired Employee’s written consent to the release of such record is not obtained.

         "Related Agreements" shall mean the agreements listed in Section 3.02(c) and any other agreements or documents executed in connection with or as required under this Agreement.

         "Represented Employee" shall have the meaning specified in Section 4.01(a).

         "Seller's Employee" shall have the meaning specified in Section 4.04(e).

         "Severance Benefit" shall have the meaning specified in Section 4.04(e).

          "Shell Intellectual Property" means intellectual and similar property of every kind and nature that is being used in the Operation of the Chemical Complex as of the Effective Time and which Seller has a right to grant a non-exclusive license to Use including, without limitation patents, patent applications, inventions, invention disclosures, copyrights, including registrations and applications to register copyrights, formulae, processes, engineering data, designs, know-how, show-how, confidential or proprietary technical information and trade secrets or other similar data or information and computer software, but excluding Trademarks.

          "Surplus Refinery Property" shall mean the real property and Equipment retired in place or not currently used in connection with the Operations.

          "Taxes" shall mean all United States federal, state, local or foreign income, profits, estimated, gross receipts, windfall profits, severance, real or personal property, intangible property, occupation, production, franchise, capital gains, employment, withholding, social security (or similar), disability, registration, stamp, payroll, goods and services, alternative or add-on minimum tax, or any other taxes, charges, fees, imposts, duties, levies, withholdings or other assessments imposed by any governmental entity, including environmental taxes imposed pursuant to Chapter 38 of the Code, and similar state laws, excise taxes, customs duties, utility, property, sales, use, value added, transfer and fuel taxes, or other like assessment or charge of any kind whatsoever, together with any interest, fines, penalties or additions to tax attributable to or imposed on or in respect thereof imposed by any governmental authority, whether or not disputed, including all applicable sales, use, excise, business, occupation or other tax, if any, relating to this or any other service, supply or operating agreement.

          "Tax Return" shall mean any return, declaration, report or similar statement required to be filed with respect to any Taxes (including any attached schedules) including, without limitation, any information return, claim for refund, amended return and declaration of estimated Tax.

          "Testing Agents" shall have the meaning specified in Section 3.03 (b)(i).

          "Third Party Claims" shall have the meaning specified in Section 14.02.

          "Third Party Property" shall mean Improvements, Equipment and inventory located on the Refinery Land owned by Persons not a Party, that are not owned by or leased to Seller which is set forth on Schedule 1.01B.

          "Trademarks" shall mean with regard to Seller (i) any and all trademarks, trademark registrations, trademark applications, service marks, service mark registrations, service mark applications, trade dress, word marks, word mark registrations, word mark applications and trade names, including, without limitation, the names Shell, Texaco, Equilon Enterprises LLC, Equiva Trading Company, Equiva Services LLC, Motiva Enterprises LLC and the Pecten and Star logos respectively, of Shell Oil Company and Texaco Inc., used or licensed to Seller in connection with respect to any of the Operations; and (ii) the goodwill of the Operations in connection with which such Trademarks have been used.

          "Transition Benefit" shall have the meaning specified in Section 4.04(a).

          "Unions" shall have the meaning specified in Section 4.02.

          "Use" or its derivative words means make, use, have made and sell, import and reproduce, distribute, publicly perform, publicly display and make a derivative work.

          "Warn Act" shall have the meaning specified in Section 4.05(a).

          1.02     Interpretations

(a) All references herein to Sections, Exhibits and Schedules are to Sections of and Exhibits and Schedules attached to and forming part of this Agreement, unless the contrary is specifically stated.

(b) Unless the context requires otherwise in this Agreement, the singular shall include the plural and vice versa.

           (c) The headings of the Sections and subsections of this Agreement and the headings contained in the Exhibits and Schedules hereto are inserted for convenience of reference only and shall not in any way define or affect the meaning, construction, or scope of any of the provisions hereof or thereof.

(d) In the event of any conflict between the main body of the Agreement and the Exhibits/Schedules hereto, the provisions of the main body of the Agreement shall prevail.

(e) Except where specifically stated otherwise, any reference to any statute, regulation, rule, or agreement shall be a reference to the same as amended, supplemented or re-enacted from time to time.

(f) Whenever the words "include," "including," or "includes" appear in this Agreement, they shall be read to be followed by the words "without limitation" or words having similar impart.

ARTICLE 2.

SALE AND PURCHASE; PURCHASE PRICE; METHOD OF PAYMENT; LIMITED
ASSUMPTION AND RETENTION OF LIABILITIES

          2.01     Sale and Purchase.

          Subject to the conditions hereof, Seller agrees to sell, assign, transfer, convey and deliver or cause the sale, assignment, transfer, conveyance and delivery to Buyer, and Buyer agrees to purchase and accept from Seller or its Affiliate, the Assets at the Closing.

          2.02      Purchase Price.

          For and in consideration of the respective conveyances, assignments, representations, warranties and covenants described herein and entry into the Agreements listed in Section 3.02(c) and performance of the terms thereof, Buyer agrees to pay to Seller, and Seller agrees to accept from Buyer the purchase price, and other consideration, as follows:

(a) Four Hundred Twenty Million Dollars ($420,000,000.00) plus or minus the Net Working Capital Adjustment provided for in Section 3.03; and

(b) Buyer’s post-Closing obligations to provide goods and services to Seller or its Affiliates under the Agreements listed in Section 3.02(c).

          2.03      Method of Payment.

          All amounts to be disbursed at or, pursuant to the terms of this Agreement, prior to the Closing or paid after Closing based on adjustments, shall be made in immediately available U.S. funds, by wire transfer to a U.S. bank account designated by Seller or by any other means agreed to by Seller.

          2.04      Limited Assumption and Retention of Liabilities.

(a) Upon the condition that the Closing shall occur, and subject to the provisions of the Environmental Agreement, Buyer shall assume and agrees to discharge all liabilities relating to or arising from the ownership or operation of the Assets from and after the Effective Time.

(b) Seller shall retain and be liable for liabilities and obligations of Seller related to or arising from the ownership or operation of the Assets prior to the Effective Time except:

(i) Damages for environmental liability expressly assumed by Buyer pursuant to the Environmental Agreement;

(ii) Taxes payable and other current liabilities which are included in the Net Working Capital Adjustment; and

(iii) Obligations arising from and after the Effective Time to be performed after the Effective Time under the Contracts, Leases, Easements and Permits.

ARTICLE 3.

CLOSING

          3.01      Place and Time.

          The Closing shall take place at the offices of Equilon Enterprises LLC, 1100 Louisiana, Suite 2200, Houston, Texas 77002, on the earlier of (i) five (5) days following satisfaction of all of the conditions to close contained herein or (ii) June 1, 2000, or on such other date as Buyer and Seller may mutually agree.

          3.02      Transactions and Deliveries at or Prior to Closing.

                    (a) At or prior to the Closing, Seller shall deliver to Buyer:

(i) a properly executed and acknowledged special warranty deed or deeds to the Refinery Land, the Improvements thereon, and the appurtenances thereto, each such deeds to be in the form of Exhibits A-1 and A-2 and will contain (x) reservations of existing pipeline easements with rights of reasonable access for maintenance and removal, and (y) restrictions of use of the Refinery Land to industrial and commercial as applicable to their present uses;

(ii) a properly executed and acknowledged assignment or assignments of the Contracts, the Leases and Easements, and the Permits for which no consent to assignment is required or for which any required consent to assignment has been obtained or waived by the third party. Additionally the Parties agree to execute and deliver such other forms of conveyance as may be required by any governmental authority;

(iii) properly executed and acknowledged general conveyances of all of the Assets for which no specific conveyance is clearly applicable;

(iv) copies of Seller’s and its Affiliate which is a party to a Related Agreement resolutions, certified as being correct and complete and then in full force and effect, authorizing the execution of this Agreement and the Related Agreements to which it is a party and the consummation of the transactions contemplated under this Agreement and the Related Agreements to which it is a party (in each case to the extent required by such Person’s organizational documents);

(v) certificates of incumbency and specimen signatures of the signatory officers of Seller and its Affiliate which is a party to a Related Agreement;

(vi) a certificate of formation and good standing by the State of Delaware, and copies of Seller’s or its Affiliate which is a party to a Related Agreement certificate of registration to do business in the State of Illinois as a foreign company;

(vii) the properly executed purchase price allocation schedule described in Section 12.02 hereof;

(viii) written opinion of counsel to Seller, covering, in the aggregate, Seller’s and its Affiliate which is a party to a Related Agreement due organization, valid existence and good standing as a limited liability company or partnership in Delaware, registration and good standing in Illinois, and the due authorization, execution and delivery by Seller or its Affiliates as the case may be of this Agreement and the Related Agreements, which opinion shall be in the form attached hereto as Exhibit B;

(ix) copies of consents of third parties required to be obtained prior to the assignment of the Leases and Easements, Permits and the Contracts to be assigned pursuant to Section 3.02(a)(ii); and

(x) grants of Intellectual Property and Shell Intellectual Property as set forth in Article 16.

          (b) At or prior to the Closing, Buyer shall deliver to Seller:

(i) the purchase price specified in Section 2.02(a), adjusted as provided in Section 3.03 for the Net Working Capital Estimate;

(ii) copies of Buyer’s and its Affiliate which is a Party to a Related Agreement resolutions certified as being correct and complete and then in full force and effect, authorizing the execution of this Agreement and the Related Agreements to which it is a party, and the consummation of the transactions contemplated under this Agreement and the Related Agreements to which it is a party (in each case to the extent required by such Person’s organizational documents);

(iii) certificates of incumbency and specimen signatures of the signatory officers of Buyer and its Affiliate which is a party to a Related Agreement;

(iv) a written opinion of counsel to Buyer, as to Buyer’s and its Affiliate which is a party to a Related Agreement due organization, valid existence and good standing as a corporation in Delaware, registration and good standing in Illinois, and the due authorization, execution and delivery by Buyer or its Affiliate as the case may be of this Agreement and the Related Agreements which opinion shall be in the form attached hereto as Exhibit C.

(v) certificate of existence and good standing issued by the State of Delaware and a copy of Buyer’s or its Affiliate which is a party to a Related Agreement certificate of registration to do business in the State of Illinois as a foreign company; and

(vi) the properly executed purchase price allocation schedule described in Section 12.02 hereof.

           (c)    At the Closing, Buyer or Buyer's Affiliates and Seller or Seller's Affiliates shall enter into the following agreements:

(i)	OMS Offtake Agreement, as set forth in Exhibit D;

(ii)	Product Offtake Agreement, as set forth in Exhibit E;

(iii)	Technical Services Agreement as set forth in Exhibit F;

(iv)	Asphalt Terminaling Agreement - Cincinnati, as set forth in Exhibit G-1;

(v)	Asphalt Terminaling Agreement - Pekin, as set forth in Exhibit G-2;

(vi)	Asphalt Terminaling Agreement - St. Louis, as set forth in Exhibit G-3;

(vii)	Standard Industrial Lease, as set forth in Exhibit H-1;

(viii)	Lubricant Facility Utilities and Services Agreement, as set forth in Exhibit H-2;

(ix)	Lubricant Access Agreement, as set forth in Exhibit H-3;

(x)	Transition Services Agreement under which the Seller or its Affiliates may provide services to Buyer, as set forth in Exhibit I;

(xi)	Crude Oil and Purchase Transportation Agreement, as set forth in Exhibit J;

(xii)	Exhibit K Intentionally Omitted;

(xiii)	Environmental Agreement, as set forth in Exhibit L;

(xiv)	Obligation Assumption Agreement Equilon 1991 as set forth in Exhibit M-1;

(xv)	Obligation Assumption Agreement Equilon 1992 as set forth in Exhibit M-2;

(xvi)	Obligation Assumption Agreement Equilon 1995 as set forth in Exhibit M-3;

(xvii)	Obligation Assumption Agreement Shell 1997 as set forth in Exhibit M-4;

(xviii)	Obligation Assumption Agreement Shell 1997A as set forth in Exhibit M-5;

(xix)	Jet Fuel Terminaling Agreement Indiana - H as set forth in Exhibit N-1;

(xx)	Jet Fuel Terminaling Agreement Illinois as set forth in Exhibit N-2;

(xxi)	Jet Fuel Terminaling Agreement Wisconsin as set forth in Exhibit N-3;

(xxii)	Jet Fuel Terminaling Agreement Indiana - I as set forth in Exhibit N-4;

(xxiii)	Jet Fuel Terminaling Agreement Ohio - D as set forth in Exhibit N-5;

(xxiv)	Jet Fuel Terminaling Agreement Ohio - L as set forth in Exhibit N-6;

(xxv)	Pipeline Facilities Agreement as set forth in Exhibit O; and

(xxvi)	Guaranty as set forth in Exhibit P.

           3.03     Adjustments as of Closing.

          (a)   Calculation. The Net Working Capital Adjustment ("Net Working Capital Adjustment") to the purchase price shall be calculated as follows:

(i) The value of Equilon Feedstock Inventory and Equilon Product Inventory, calculated by multiplying the quantities or volumes thereof determined as of the Effective Time using the method of determination described in Section 3.03(b) by the values determined as described on Schedule 3.03(a)(i); plus

(ii) The value of Chemical Feedstock Inventory and Chemical Product Inventory, calculated by multiplying the quantities or volumes thereof determined as of the Effective Time using the determination described in Section 3.03(b) by the values determined as described on Schedule 3.03(a)(i); plus

(iii) The net balances as of the Effective Time in the accounts marked as "Include in Net WC Adj" on Schedule 3.03(a)(iii).

          (b)   Method of Inventory Determination.

(i) For purposes of this Agreement, determination of any volumes of Equilon Feedstock Inventory, Equilon Product Inventory, Chemical Feedstock Inventory, and Chemical Product Inventory required shall be made by an independent inspector (“Testing Agent”) appointed by Buyer and Seller and mutually acceptable to both Parties. The volumes determined by the Testing Agent shall be adjusted in accordance with normal industry practice, based upon testing by the Testing Agent, for water, contaminants, and sediment using standard industry guidelines, including ones relating to temperature, pressure and specific gravity. The Testing Agent shall issue a written report within twenty (20) days after the Effective Time, setting forth the volumes and quantities.

(ii) Presence at Inventory Determination. In addition to the presence of such employees as is normal to the Operations, and subject to the right of Seller to conduct the Operations, each Party shall be entitled, at its own expense, to have any employee, agent, consultant or other authorized representative present for any inventory determination so long as such employee, agent, consultant or other authorized representative does not interfere with the tasks or responsibilities of the Testing Agent. The representative of each Party, after observing the gauging, temperature readings, sampling, etc., shall “sign off” on the information recorded by the Testing Agent and the Party shall be deemed to have accepted the accuracy of the measurements. All inventory measurement issues shall be resolved by the Parties’ representatives at the time measurement is taken.

(iii) Estimate of Inventories. At least five (5) business days in advance of the Closing Date, Seller shall make a good faith estimate of the Seller’s inventories and provide a copy thereof to Buyer setting forth the ownership, types, characteristics and volumes, on a tank, vessel or location basis, of Equilon Feedstock Inventory, Equilon Product Inventory, Chemical Feedstock Inventory and Chemical Product Inventory.

          (c)    Estimate of Net Working Capital Adjustment. The amount of the Net Working Capital Adjustment to be included in the purchase price paid at the Closing Date (“Net Working Capital Estimate”) shall be estimated by Seller and provided to Buyer at least five (5) business days in advance of the Closing Date using the inventory estimates described in Section 3.03(b)(iii) applied to the most currently available values calculated in accordance with Schedule 3.03(a)(i) and the amounts in accordance with Section 3.03(a)(iii) above.

          (d)   Post Closing Adjustments.    Seller and/or Buyer shall make adjustment payments with respect to the Net Working Capital Adjustment as follows:

(i) Not later than thirty (30) days after the Closing Date, an adjustment payment shall be made based on the differences between the inventory estimates described in Section 3.03(b)(iii) and the amounts of inventory determined by the Testing Agent as described in Section 3.03(b)(i) and any differences in value based on actual data for the Closing Date calculated in accordance with Schedule 3.03(a)(i); and

(ii) Each adjustment payment shall be paid in immediately available funds. Any amount not paid when due shall bear interest at the Late Payment Rate for the period past due.

ARTICLE 4.

EMPLOYMENT AND EMPLOYEE BENEFITS

          4.01  Employees in General.

          Schedule 4.01 contains a true and complete list of:
(a) Each represented employee except those assigned to lubricants on the Refinery payroll as of the date of this Agreement (each, a "Represented Employee"); and

(b) Each regular, full-time and regular, part-time non-represented employee except those assigned to lubricants on the Refinery payroll as of the date of this Agreement and certain Equiva Trading Company Asphalt employees (each, a “Non-Represented Employee”);

which employees are employees of Seller (collectively the "Employees").

          4.02   Represented Employees.

          Seller represents that it is bound by the Collective Bargaining Agreements and all existing Memoranda of Agreement or Understanding, which are listed on Schedule 4.02(a) (“Collective Bargaining Agreements”), between Seller and the unions listed on Schedule 4.02(b) (the “Unions”). Buyer agrees to comply with all legal requirements that may be applicable as a result of the Represented Employees being represented by any labor organization.

          4.03   Offers of Employment.

                  (a) Offers of Employment by Buyer.

(i) Buyer shall consider offering full-time employment to each Represented Employee;

(ii) Buyer shall consider offering full-time employment to each Non-Represented Employee; and

(iii) Seller may, at its option, make offers of continuing employment with Seller or its Affiliates to the Employees pursuant to a protocol mutually agreed by the Parties.

Any such offer of employment to Non-Represented Employees by Buyer for a similar position shall be at a base pay rate that is at least equivalent at the Employment Commencement Date that the Employee had with the Seller as of the last regularly scheduled workday immediately prior to the Employment Commencement Date. As soon as practicable after the signing of this Agreement, Seller shall provide, and cause its Affiliates, as appropriate, to provide, Buyer with the title, employment history (including years of service), and current salary, most recent bonus and accrued vacation of each Employee.

(b) Notice of Offers. Buyer shall notify Seller of the acceptance of any employment offer made by Buyer, within five (5) business days of the acceptance of such offer.

(c) Orderly Transition. Buyer shall employ each Employee who accepts Buyer’s offer of employment and satisfies all of Buyer’s conditions of employment listed on Schedule 4.03(c). Seller agrees to use its reasonable efforts to assist Buyer in the orderly transition to Buyer of any such Employees. Each such accepting employee shall, from the Employment Commencement Date, be known as an “Acquired Employee”.

(d) Employment Assurances. For a period of one year following the Employment Commencement Date of each Acquired Employee, Buyer shall not reduce the Acquired Employee’s base pay, and shall not terminate such Acquired Employee’s employment except for “cause” or changes in operational requirements. Further, Buyer shall provide Non-Represented Employees with an opportunity for compensation, including incentive compensation, and benefits that is consistent with the compensation, including incentive compensation, and benefits that Buyer pays similarly situated employees at Buyer’s other refinery facilities.

          4.04    Employee Benefits for Acquired Employees.

(a) Benefits Plans in General. The Represented Employees participation in Buyer’s employee pension benefit plans and employee welfare benefit plans shall be subject to the legal obligations that exist as a result of the Represented Employees being represented by any labor organization. Buyer shall permit the Non-Representated Acquired Employees to participate in all of the Buyer’s employee pension benefit plans (as that term is defined by Section 3(2) of the Employee Retirement Income Security Act of 1974 (“ERISA”)), employee welfare benefit plans (as that term is defined by Section 3(1) of ERISA), and other benefit programs, policies, and practices that are or will be generally available to Buyer’s similarly situated employees. Seller shall provide or cause to be provided (which may include through Buyer’s defined pension benefit plans) to the Acquired Employees a transition benefit payment or other arrangement, which will mitigate to some extent the difference to the Acquired Employees in Buyer’s defined pension benefit plans and Seller’s defined pension benefit plans (“Transition Benefit”). Buyer will cooperate with Seller to implement the Transition Benefit. All costs of such Transition Benefit shall be the responsibility of Seller. The cost of the Transition Benefit in regard to the Acquired Employees is established at $14,359.00 for each such Acquired Employee. This sum shall be provided by Seller to Buyer for each Acquired Employee at the time of Closing, subject to agreement by each of the applicable unions. If Seller determines to provide any non-pension transition type benefits, such benefits shall be the responsibility of and paid by Seller.

(b) Welfare Plan Coverage. With respect to each Acquired Employee who elects to participate in Buyer’s employee welfare benefit plans, Buyer shall waive any pre-existing-condition exclusions to coverage, any evidence-of-insurability provisions, and any waiting-period requirements under its employee welfare benefit plans that had been waived or otherwise satisfied under comparable employee welfare benefit plans sponsored by the Seller, provided the Acquired Employee enrolls within thirty-one (31) days of his or her Employment Commencement Date. For each Acquired Employee, Buyer shall also apply towards any deductible requirements and out-of-pocket maximum limits under its employee welfare benefit plans applicable to the 2000 calendar year any amounts paid by such Acquired Employee toward such requirements and limits under the Seller’s employee welfare benefit plans in which he or she participated during such year. Buyer shall notify Seller if an Acquired Employee fails to enroll in one of Buyer’s health plans. If an Acquired Employee enrolls in one of Buyer’s health plans within eighteen (18) months of the Employment Commencement Date, Buyer shall notify Seller or cause the Acquired Employee to notify Seller as soon as reasonably practicable after such enrollment.

(c) Past Service Credit. Buyer shall cause all its employee welfare benefit plans, programs, policies, and practices in which the Acquired Employees participate, including Buyer’s vacation and sick leave programs, to recognize that service as recognized by the Seller’s employee welfare benefit plans, programs, policies and practices, including vacation and sick leave programs, for all purposes, including eligibility to participate, eligibility for enrollment, eligibility for the commencement of benefits, and eligibility for the levels of benefits. Buyer shall cause its employee pension benefit plans (whether defined contribution plans, as defined in Section 3(34) of ERISA, or defined benefit plans, as defined in Section 3(35) of ERISA) to recognize that service as recognized by the Seller’s employee pension benefit plans for all purposes, including eligibility to participate, eligibility for enrollment, eligibility for vesting, eligibility for the commencement of benefits, eligibility for the forms of benefits, including death benefits, and eligibility for the levels of benefits. Buyer shall be required to recognize or cause its employee pension benefit plans to recognize for purposes of benefit accruals that service recognized by the Seller’s employee pension benefit plans. For purposes of Buyer’s defined benefit pension plans and related nonqualified pension benefit plans, subject to a minimum pension based on Buyer’s service only, there shall be an offset as applicable of the age 65 accrued benefit under the Star Enterprise Group Pension Plan, the Star Enterprise Retirement Plan, the Group Pension Plan of Texaco Inc., the Retirement Plan of Texaco Inc., the Shell Pension Plan, and related nonqualified pension benefit plans. The applications of the offsets and the limitation of the minimum pension (as intended by the preceding sentence) are as illustrated in Schedule 4.04(c).

(d) Vacation. Year 2000 vacation for the Acquired Employees will be equitably split between Buyer and Seller in accordance with a mutually-agreed upon procedure. The intent of the parties is that neither Party nor any individual Acquired Employee will be advantaged or disadvantaged by the handling of the Year 2000 vacation.

(e) Severance. Seller shall pay a Severance Benefit to each Employee that Seller terminates as a result of this sale, to whom Buyer does not offer employment prior to Closing, and Seller or its Affiliates do not offer continued employment (“Seller’s Employee”). The “Severance Benefit” shall mean the cash payment applicable to Seller’s Employee under Seller’s Alliance Separation Pay Plan, in effect on the date of such Seller’s Employee’s termination and other out of pocket, non-pension related expenses. Buyer shall be responsible for the cost of such Severance Benefit, payable to Seller’s Employee.

(f) Post-Retirement Medical. For a period of at least two (2) years from the Effective Time, Buyer shall extend to Non-Represented Acquired Employees, who at the time of the change are employed by Buyer at the Refinery, any and all changes that it shall make to its post-retirement medical plan that are consistent with changes extended to similarly situated employees in Buyer’s other refineries. This provision is subject to collective bargaining in the case of Represented Employees.

          4.05     Liabilities and Indemnities.

(a) WARN Act Indemnification. Buyer shall indemnify Seller and its Affiliates against all liabilities arising out of the notification or other requirements of the Worker Adjustment and Retraining Notification Act of 1988, as amended (the “WARN Act”), with respect to the Acquired Employees in connection with actions taken by Buyer at or after the Effective Time. Seller shall indemnify Buyer against all liabilities under the WARN Act with respect to Employees who do not become Acquired Employees in connection with actions taken by Seller or its Affiliates prior to the Effective Time.

(b) Workers’ Compensation. Seller shall be responsible for workers’ compensation claims with respect to any Acquired Employee if the incident or alleged incident giving rise to the claim occurred prior to the Effective Time. Buyer shall be responsible for any workers’ compensation claims with respect to any Acquired Employee if the incident or alleged incident giving rise to the claim occurs at or after the Effective Time. In the event of doubt as to the date of the occurrence of the incident or alleged incident, Buyer shall process the claim; provided, however, the processing of such claim shall not result in Buyer being liable for the entire claim. In such case, Buyer and Seller will agree on an equitable manner to allocate the actual liability.
(c) Indemnities.
(i) To the maximum extent permitted by Applicable Law, Seller shall defend, indemnify, and hold harmless Buyer from and against any damages, and any fines, penalties and assessments, arising out of (A) Claims by Employees (other than Acquired Employees) that arise prior to, on, or after the Effective Time and relate to their employment with, or the termination of their employment from, the Seller or its Affiliates; and (B) Claims by Acquired Employees that arise prior to, on or after the Effective Time which relate to their employment with, or the termination of their employment from, the Seller or its Affiliates;

(ii) To the maximum extent permitted by Applicable Law, Buyer shall defend, indemnify, and hold harmless Seller and its Affiliates from and against any damages, and any fines, penalties and assessments, arising out of Claims by the Acquired Employees that arise prior to, on or after the Effective Time which relate to their employment with, or the termination of their employment from, the Buyer; and

(iii) To the maximum extent permitted by Applicable Law, Buyer shall defend, indemnify, and hold harmless Seller and its Affiliates from and against any damages, and any fines, penalties and assessments, arising out of Claims that arise prior to, on or after the Effective Time and relate to Buyer’s interviews of Employees, Buyer’s hiring selection criteria and procedures, and/or Buyer’s failure or refusal to hire any of the Employees, except to the extent such Claims are related to or arise from events, actions or matters that occurred prior to the date of the letter of intent.

ARTICLE 5.

SELLER’S REPRESENTATIONS AND WARRANTIES.

Seller represents and warrants to Buyer to the Knowledge of Seller, except with respect to Sections 5.01, 5.02, and 5.13 which shall not be limited to the Knowledge of Seller, as follows:

          5.01    Organization and Standing.

          Seller and each of its Affiliates which is a party to a Related Agreement is a corporation, limited liability company or a partnership duly formed and is validly existing, in good standing under the laws of the State of delaware and is in standing as a corporation, limited liability company or a partnership in all jurisdictions where the nature of its properties or business requires it.

          5.02.    Authority and binding Obligations.

          Seller and each of its Affiliates which is a party to a Related Agreement has the power and authority to execute, deliver and perform its obligations under this Agreement and the Related Agreements, as applicable. The execution, delivery, and performance of this Agreement and of the Related Agreements by Seller or its Affiliate which is a party

(a) have been duly authorized by requisite company action; and

(b) do not conflict or result in a violation or breach of or result in the acceleration of rights, benefits or payments under the organizational documents of the Seller or the Affiliate which is a party.

         Each of this Agreement and the Related Agreements constitute a legal, valid and binding obligation of Seller and each of its Affiliates which is a party to a Related Agreement, enforceable against Seller and each of its Affiliates which is a party in accordance with their respective terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

          5.03    Consent; Non-Contravention.

(a) Except as otherwise set forth in Schedule 5.03(a), no consent, waiver, approval, order, authorization or other action by or filings with any governmental authority or other Person is required in connection with the execution, delivery and performance by Seller, and each of its Affiliates which is a party to a Related Agreement, of this Agreement or the Related Agreements.

(b) Except as specified in Schedule 5.03(b), neither the execution and delivery of this Agreement or the Related Agreements by Seller, and each of its Affiliates which is a party to a Related Agreement, nor the consummation of the transactions contemplated hereby or thereby will violate or conflict with or result in the acceleration of rights, or benefits or payments under any agreement, instrument, statute, regulation, rule, order, writ, judgment or decree to which the Seller or its Affiliates are directly or indirectly a party or are directly or indirectly subject, except for such violations and conflicts which will not (i) prevent or materially delay consummation of the transactions contemplated by this Agreement or the Related Agreements, (ii) prevent Seller or its Affiliate which is a party from performing its obligations under this Agreement or the Related Agreements, or (iii) result in a Material Adverse Effect.

          5.04   Litigation.

          Except as set forth in Schedule 5.04 attached hereto, there are no lawsuits or other proceedings pending or to the knowledge of the Seller threatened against or affecting the Seller or its Affiliate which is a party to a Related Agreement, the Operations or any of the Assets by or before any governmental authority which there is a reasonable probability of an adverse determination that would have a Material Adverse Effect.

          5.05   Contracts and Commitments.

          Schedule 1.01A contains an accurate and complete list of each contract, agreement or commitment relating to the Assets of the Seller or its Affiliates not otherwise listed in Schedule 1.01C – Leases and Easements or Schedule 5.05 – Excluded Contracts to which the Seller or its Affiliates are a party and which requires total payments to or by the Seller of at least Three Million Dollars ($3,000,000) annually (other than spot crude contracts, spot product contracts, transportation contracts, and crude supply contracts not fully dedicated to the Refinery) (the “Commitments”). Each Commitment is a legal, valid and binding obligation of the Seller or its Affiliates, enforceable against the Seller or its Affiliate in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity). Except as specified in Schedule 1.01A, the Seller or its Affiliates are not, nor is any other party thereto, in default under any of the Commitments where such defaults would result in a Material Adverse Effect. Except as specified in Schedule 1.01A since the date of this Agreement, the Seller or its Affiliates have not received written notice of cancellation or termination of any Commitment from any party thereto.

          5.06   Leases and Easements.

(a) Except for Leases and Easements, the failure of which to possess or hold would not have a Material Adverse Effect, Schedule 1.01C contains an accurate and complete list of Leases and Easements held by Seller or its Affiliates and related to the Refinery and the Chemical Complex. All Leases and Easements are

(i) legal, valid and binding obligations of the Seller or its Affiliates, enforceable against the Seller or its Affiliates in accordance with their terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity), and

(ii) in full force and effect except as would not have a Material Adverse Effect.

          Except for matters that do not materially interfere with the Seller’s or its Affiliates rights, the Seller or its Affiliates enjoys peaceful and undisturbed possession under the Easements and Leases.

(b) All pipelines, pipelines easements, utility lines, utility easements and other easements, leaseholds and rights of way burdening any of the Refinery Land, except for such which would not have a Material Adverse Effect, are set forth on Schedule 1.01C. The Refinery Land is also encumbered by the terms set forth on Schedule 1.01D.

          5.07      Condition of Improvements and Equipment.

          The Improvements, Equipment, the Chemical Assets, Equilon Other Inventory and Surplus Refinery Property are being sold “AS IS”, WHERE IS, WITHOUT WARRANTY OF ANY KIND (EXCEPT AS TO TITLE) EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY, CONDITION OR FITNESS, AND ALL SUCH WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED. BUYER WAIVES THE UNIFORM COMMERCIAL CODE WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO SUCH IMPROVEMENTS AND EQUIPMENT. The Improvements, Equipment and the Chemical Assets which comprise a part of the Assets, other than the Surplus Refinery Property, are in substantially the same condition and repair, ordinary wear and tear excepted, as of the date of this Agreement.

          5.08    Compliance with Laws

          As of the date of this Agreement, Seller or its Affiliate is in compliance with all Applicable Laws relating to the Assets or the Operations, except as set forth on Schedule 5.08 or where the noncompliance with which would not result in a Material Adverse Effect.

          5.09    Due Diligence.

(a) Seller has or will (i) made or make available to Buyer all books, records, financial statements, business plans, management appraisals, documents, Contracts, Leases and Easements, Permits and other material information requested in writing by Buyer; (ii) instructed its and its Affiliates employees, counsel, advisors and auditors to respond in writing to all written inquiries from Buyer (subject to any confidentiality agreements, applicable legal restrictions and any applicable privileges); and (iii) to the extent requested in writing, provided full access to the Assets, except, with respect to (i), (ii) and (iii) above where Seller has expressly declined in writing to comply with any such request with respect to identified items or categories of information; and

(b) No books, records, financial statements, documents, Contracts, Leases, Easements, Permits or other material information requested in writing by Buyer which Seller failed to fully disclose when so requested would have a Material Adverse Effect provided that Seller shall have no liability to Buyer for the breach of this representation or warranty to the extent that the facts or circumstances that give rise to such breach were actually known to Buyer on or prior to the Effective Time.

         5.10   Permits.

         Schedule 5.10 contains a true and complete list of Seller’s or its Affiliates material Permits used in connection with the Assets, the Operations, or the sale of refined product.

         5.11   Taxes .

          There are no tax liens open, pending against or, to the Knowledge of Seller, threatened against the Assets. Seller or its Affiliates have filed (or will cause to be filed) all Tax Returns that are required to be filed with respect to the Assets and Operations through the Closing Date, and to the best of Seller’s Knowledge, such Tax Returns are (and will be) true, correct and complete in all material respects and were (and will be) prepared in conformity with all Applicable Law, and Seller or its Affiliates have paid (or will pay when due) all Taxes due on such Tax Returns as owing which are attributable to any taxable period or portion thereof that ends on or before the Closing Date except for amounts being contested in good faith by appropriate proceedings.

          5.12    No Knowledge of Breaches.

          Except for any breaches of representations or covenants, the consequences of which have been waived by Seller, Seller has no Knowledge of any breaches of any representation or covenant herein by Buyer.

          5.13   Good and Marketable Title.

(a) Schedule 1.01F contains a true and complete description of the Refinery Land owned by Seller or its Affiliates and used in the Operations, and such Refinery Land is described by metes and bounds.

(b) Except as specified in Schedule 5.13, Seller or its Affiliate has good and marketable title to all of the Assets, except for Assets sold, consumed or otherwise disposed of in the ordinary course of business in accordance with the procedures set forth in Section 10.01 and consistent with past practices, free and clear of any Liens, other than Permitted Encumbrances.

         5.14   Condemnation.

          There are no pending or, to the Knowledge of Seller or its Affiliate, threatened condemnation or eminent domain proceedings or contemplated sales in lieu thereof, involving a partial or total taking of any of the Assets.

         5.15   Labor Matters

          Except as set forth on Schedule 5.15, Seller has not received any charges of discrimination, notification of any unfair labor practice charges or complaints pending before any court or agency having jurisdiction thereof nor are there any current union representation claims involving any of the Employees. Seller is not aware of any strike, work stoppages, work slowdowns or lockouts or of any threats thereof, except for routine grievance matters, by or with respect to any of the Employees. Since January 1, 1998, there have been no significant labor disputes, strikes, slowdowns, work stoppages, lockouts or similar matters except for routine grievance matters involving Employees.

         5.16    Actions and Proceedings.

          Except as set forth in Schedule 5.16, no proceeding or investigation is pending or threatened before any court, arbitrator or administrator or governmental authority, bureau or agency to restrain or prohibit, or to obtain damages, a discovery order or other relief in connection with this Agreement or any of the Related Agreements or any material part of the transactions contemplated hereby or thereby.

           NOTWITHSTANDING ANY OF THE FOREGOING REPRESENTATIONS, IN NO EVENT SHALL ANY PROJECTION AS TO THE FINANCIAL CONDITION, FINANCIAL RESULTS, STATUS OF ASSETS, PROJECTS, AVAILABILITY OF FEEDSTOCK OR MARKETS OR ANY OTHER PROJECTIONS MADE BY SELLER TO BUYER BE RELIED UPON BY BUYER, AND SELLER MAKES NO REPRESENTATION OR WARRANTY AND SPECIFICALLY DISCLAIMS ANY REPRESENTATION OR WARRANTY WITH REGARD TO SAME.

ARTICLE 6.

BUYER’S REPRESENTATIONS AND WARRANTIES

Buyer represents and warrants to Seller to Buyer's Knowledge and belief as follows:

          6.01    Organization and Standing.

          Buyer and each of its Affiliates which is a party to a Related Agreement is a corporation duly organized, validly existing in good standing under the laws of the State of Nevada and is in good standing as a corporation in all jurisdictions where the nature of its properties or business requires it.

         6.02    Authority and Binding Obligations.

          Buyer and each of its Affiliates which is a party to a Related Agreement has the power and authority to execute, deliver and perform its obligations under this Agreement and the Related Agreements, as applicable. The execution, delivery, and performance of this Agreement and of the Related Agreements by Buyer or its Affiliate which is a party

(a) have been duly authorized by requisite company action; and

(b) do not conflict or result in a violation or breach of or result in the acceleration of rights, benefits or payments under the organization documents of the Buyer or the Affiliate which is a party.

          Each of this Agreement and the related Agreements constitute a legal, valid and binding obligation of Buyer and each of its Affiliates which is a party to a Related Agreement, enforceable against Buyer and each of its Affiliates which is a party in accordance with their respective terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and general principles of equity (regardless of whether enforceability is considered in proceeding at law or in equity).

          6.03    No Consent Required; Non-Contravention.

(a) Except as otherwise set forth in Schedule 6.03(a), no consent, waiver, approval, order, authorization or other action by or filings with any governmental authority or other Person is required in connection with the execution, delivery and performance by Buyer and each of its Affiliates which is a party to a Related Agreement of this Agreement or the Related Agreements.

(b) Except as specified in Schedule 6.03(b), neither the execution and delivery of this Agreement or the Related Agreements by Buyer and each of its Affiliates which is a party to a Related Agreement nor the consummation of the transactions contemplated hereby will violate or conflict with or result in the acceleration of rights, or benefits or payments under any agreement, instrument, statute, regulation, rule, order, writ, judgment or decree to which the Buyer or its Affiliate is directly or indirectly a Party or is directly or indirectly subject, except for such violations and conflicts which will not (i) prevent or materially delay consummation of the transactions contemplated by this Agreement or the Related Agreements, (ii) prevent Buyer or its Affiliate which is party from performing its obligations under this Agreement, or (iii) result in a Material Adverse Effect.

          6.04   Litigation.

          Except as set forth in Schedule 6.04 attached hereto, there are no lawsuits or other proceedings pending or to the knowledge of the Buyer threatened against or affecting the Buyer or its Affiliate which is a party to a Related Agreement by or before any governmental authority which there is a reasonable probability of an adverse determination that would have a Material Adverse Effect.

          6.05    Actions and Proceedings.

          Except as set forth in Schedule 6.05, no proceeding or investigation is pending or threatened before any court, arbitrator or administrator or governmental authority, bureau or agency to restrain or prohibit, or to obtain damages, a discovery order or other relief in connection with this Agreement or any of the Related Agreements or any material part of the transactions contemplated hereby or thereby.

          6.06    Independent Decision.

          Buyer has made its own independent analysis and judgment of the commercial potential, condition and usefulness of the Assets, taking into consideration all current Legal Requirements and the likelihood that such laws and requirements will change in the future, and is not relying upon any projections from Seller regarding prospective operations of the Assets. Buyer has such knowledge and experience in business and financial affairs in general as to be capable of evaluating the merits and risks of purchasing the Assets.

          6.07    No Knowledge of Breaches.

          Except for any breaches of representations or covenants, the consequences of which have been waived by Buyer, Buyer has no knowledge of any breaches of any representation or covenant herein by Seller.

ARTICLE 7.

CONDITIONS PRECEDENT TO BUYER’S OBLIGATION TO CLOSE

          The obligations of Buyer to purchase the Assets are subject to the satisfaction of Buyer on or prior to the Closing Date, unless waived, of the conditions set forth in this Article 7. If Buyer actually knows at the time of Closing of facts that in and of themselves cause a failure of a condition to be satisfied, to such an extent that Buyer is not obligated to close, and if Buyer nevertheless elects to close the transactions contemplated hereby, then Buyer shall be deemed to have waived such unsatisfied condition and shall not be entitled to make a claim against Seller based on such unsatisfied condition.

          The conditions precedent to Buyer's obligation to close are as follows:

          7.01    Regulatory Approvals.

          Buyer shall have either received material Permits necessary for the operation of the Assets as it is being operated as of the Effective Time or written notification from the appropriate governmental authorities that it may operate temporarily under the material Permits of Seller or its Affiliates until similar Permits are issued to Buyer; provided, however, that Buyer shall use its best efforts to obtain such Permits.

          7.02    Deliveries.

          Seller shall have delivered to Buyer all of the documents required to be delivered pursuant to Section 3.02(a) and the Related Agreements.

          7.03    Required Consents and Authorizations.

          Seller or its Affiliates shall have received (and shall have furnished copies thereof to Buyer) all consents and authorizations of third parties required to transfer the Contracts, Leases and Easements, Permits and Intellectual Property for which consent is required, and which if not obtained would result in a Material Adverse Effect to the Operations; provided, however, if such consents are not obtained, Seller or its Affiliates may elect to provide to Buyer the economic benefits of such Contracts, Leases and Easements, Permits and Intellectual Property until Buyer obtains the consents.

          7.04    Taking of Assets.

          In the event that prior to Closing there shall be instituted or threatened any proceeding or other action, including, without limitation, eminent domain, condemnation or other governmental proceeding, that there is a reasonable probability of Seller or Buyer (after Closing) losing any portion of or interest in the Assets, Seller shall immediately notify Buyer, and Buyer, if such proceeding or other action has or there is a reasonable probability of a taking of property with a value in excess of Thirty Million Dollars ($30,000,000), shall have the right to terminate this Agreement within ten (10) days from the date of such notice, by giving notice to Seller of its election to terminate. If Buyer is not entitled to or, if entitled, does not timely terminate this Agreement, then Seller shall assign to Buyer at Closing any rights Seller may have to receive any payments (net of any expenses) as a result of any such proceeding or other action.

          7.05    Adverse Change/Due Diligence Disclosure.

          Prior to the Closing:

(a) there shall not have been any change, other than changes affecting the economy generally or affecting the petroleum industry (refining, marketing, transportation, terminaling and trading) generally or regionally, in the Assets or Operations, that has or there is a reasonable probability of having a value in excess of Thirty Million Dollars ($30,000,000); or

(b) Buyer’s due diligence investigation shall not have disclosed an adverse matter not heretofor known to Buyer that has or there is reasonable probability of having a Material Adverse Effect.

          In each case of (a) and (b) above, the Parties agree that Seller shall have the right, but not the obligation, to correct or cure any such change or adverse matter at its sole option and cost prior to Closing, including, but not limited to, changes or adverse matters due to a Force Majeure Event. Seller shall have the right, but not the obligation, to extend the Closing Date for up to thirty (30) days within which to use reasonable business efforts to cure or correct any such change or adverse matter.

          7.06    Representations and Warranties True; Covenants and Agreements Performed.

          The representations and warranties of Seller shall have been true and correct in all material respects as of the date of this Agreement and shall be true and correct in all material respects on the Effective Time as if made on such date or if changed, such change shall not have resulted in a Material Adverse Effect. Seller shall have performed and complied in all material respects with all covenants and agreements by Seller hereunder required to be performed or complied with on or prior to the Effective Time.

ARTICLE 8.

CONDITIONS PRECEDENT TO SELLER’S OBLIGATION TO CLOSE

          The obligations of Seller to sell, transfer, convey, and deliver or cause the sale, transfer, conveyance and delivery of the Assets are subject to the satisfaction of Seller on or prior to the Closing Date, unless waived, of the conditions set forth in this Article 8. If Seller actually knows at the time of Closing of facts that in and of themselves cause a failure of a condition to be satisfied, to such an extent that Seller is not obligated to close, and if Seller nevertheless elects to close the transactions contemplated hereby, then Seller shall be deemed to have waived such unsatisfied condition and shall not be entitled to make a claim against Buyer based on such unsatisfied conditions.

          The conditions precedent to Seller's obligation to close are as follows:

          8.01    Deliveries.

          Buyer shall have made the payments and delivered to Seller all of the documents and instruments required pursuant to Sections 3.02(b) and (c) and the Related Agreements.

          8.02   Representations and Warranties True; Covenants and Agreements Performed.

          The representations and warranties of Buyer shall have been true and correct in all material respects as of the date of this Agreement and shall be true and correct in all material respects on the Effective Time as if made on such date, and Buyer shall have performed and complied in all material respects with all covenants and agreements by Buyer hereunder required to be performed or complied with on or prior to the Effective Time.

          8.03    Ownership of Chemical Complex.

           Seller and its respective Affiliate shall have entered into appropriate agreements to cause Seller to have the right to cause its Affiliate to transfer the Chemical Complex.

ARTICLE 9.

JOINT CONDITIONS PRECEDENT TO CLOSING OBLIGATIONS

          The obligations of Buyer and Seller to close shall be subject to the satisfaction of each Party on or prior to the Closing Date of the following conditions:

          9.01      Governmental Consents.

          The applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act and any extension thereof shall have expired without a challenge to the transaction or early termination of such waiting period shall have been granted.

          9.02      Litigation.

          No order of any court or order or action of any government agency purporting to restrain or prohibit the transactions contemplated hereby shall be threatened or in effect, and no action, suit, claim, arbitration, or proceeding shall be pending by any government agency or other governmental authority, and no new Applicable Law or regulation shall have been enacted or taken effect which seeks to restrain or prohibit the transactions contemplated hereby, or which has or reasonably could have a Material Adverse Effect upon the right of Buyer to own, conduct or operate the Assets or the Operations, or which seeks to subject Buyer or Seller to any penalty or material liability in connection with this Agreement or the transactions contemplated hereby.

          9.03      Related Agreements Finalized.

          The Related Agreements shall have been executed and delivered by the parties thereto.

ARTICLE 10.

COVENANTS AND AGREEMENTS OF SELLER

Seller covenants and agrees as follows:

          10.01      Conduct of Business.

          Prior to the Closing, unless the prior written consent of Buyer to a contrary action is obtained (which consent shall not be unreasonably delayed or withheld), and except as expressly permitted under this Agreement:

(a) Seller shall operate the Operations in its usual, regular and ordinary manner and substantially in the same manner as heretofore conducted.

(b) Seller or its Affiliates shall use commercially reasonable efforts to (i) preserve the Operations; and (ii) maintain the Assets in their current state of repair, order and condition, usual and ordinary wear and tear excepted and subject to requirements in the ordinary course of business.

(c) Seller or its Affiliates shall in the ordinary course of business continue all scheduled Refinery and Chemical Complex turnarounds, tank work, and capital expenditures.

(d) Seller or its Affiliates shall not, except in the ordinary course of business, sell, mortgage, transfer or convey any of the Assets, or waive or relinquish any material right under any Contracts, Permits, or Leases and Easements.

          10.02      Access; Records.

(a) Access. Seller or its Affiliates have permitted Buyer’s consultants to make a preliminary engineering inspection and investigation of the Assets. Seller or its Affiliates will continue to afford Buyer and its agents, consultants, and other authorized representatives full access to the Assets, to Seller’s or its Affiliates records relating to the Assets or the operation thereof, and to Seller’s or its Affiliates personnel, and Seller or its Affiliates will cause its officers and other agents to furnish or make available to Buyer such operating data and other information with respect to the Assets and the Operations as Buyer may from time to time reasonably request; provided, however, that any inspection or investigation conducted by Buyer, its agents, consultants, or other authorized representatives (i) shall be conducted in such manner as not to interfere unreasonably with the Operations or the Assets; or (ii) shall not entitle Buyer to drill or penetrate the surface of the ground to investigate the condition of soil contamination or ground water contamination, Buyer being limited to the review of Seller’s or its Affiliates records or any other publicly available materials or information with regard to these matters. Buyer, bears the risk of injury to any of its employees or representatives conducting an inspection or investigation of the Assets and Operations and shall indemnify Seller or its Affiliates for all Damages resulting from Buyer’s inspection or investigation. From and after the Effective Time, Seller or its Affiliates will afford to Buyer and its authorized representatives reasonable access during normal business hours to personnel and to such properties and records which were not transferred to Buyer and, if requested, will furnish to Buyer such additional information and cooperate with Buyer in such other respects, including the making of employees available to Buyer at Buyer’s expense as witnesses or deponents as Buyer may request for (a) financial reporting, (b) tax or similar purposes or (c) purposes of investigating claims, or conducting litigation or administrative proceedings with third parties or government agencies. Seller or its Affiliates will keep and maintain the records to which Buyer or its representatives may request access pursuant to this Section 10.02, such records to be maintained for a period of ten (10) years from the Closing Date in the case of environmental records and five (5) years for all other records or such longer period as may be required by law or reasonably requested by Buyer.

(b) Delivery of Documents. Seller shall deliver to Buyer (in the manner reasonably directed by Buyer in writing) on the Effective Time originals where available of all Leases and Easements (unless the original is on file with the State of Illinois or County of Madison, in which case Seller shall deliver a copy) and of all Contracts assigned to Buyer at the Closing. Seller also shall furnish or otherwise make available to Buyer (in the manner reasonably directed by Buyer in writing) originals or copies of all Refinery Records.

          10.03      Consents to Assignment.

          Seller and Buyer agree to use or cause to be used reasonable business efforts to obtain prior to Closing all consents to assignment of the Contracts, the Leases and Easements and the Permits that are required to be obtained under this Agreement, even though failure to obtain certain of the consents is not a condition precedent to the Closing; provided, that neither Party or its Affiliate shall be obligated to make payments or incur obligations to third parties or governmental agencies to obtain such consents except to pay such Party’s reasonable expenses or to pay normal fees to governmental agencies, provided further that Seller or its Affiliate shall not be required to pay any consideration or suffer any financial disadvantages to obtain such assignment.

          10.04      Taxes.

          Seller or its Affiliate will file all tax returns and reports relating to its Operations and Assets which are required to be filed with respect to all periods ending on or prior to the Effective Time. Subject to the provisions of Section 3.03, Seller or its Affiliate will pay when due all taxes relating to its Operations and Assets, which accrue or relate to periods ending on or prior to the Effective Time.

ARTICLE 11.

COVENANTS AND AGREEMENTS OF BUYER

Buyer covenants and agrees as follows:

          11.01      Access; Records.

          From and after the Effective Time, Buyer will afford to Seller and its authorized representatives reasonable access during normal business hours to personnel and to such properties and records which were transferred to Buyer and, if requested, will furnish to Seller such additional information and cooperate with Seller in such other respects, including the making of employees available to Seller at Seller’s expense as witnesses or deponents as Seller may request for (a) financial reporting, (b) tax or similar purposes or (c) purposes of investigating claims, or conducting litigation or administrative proceedings with third parties or government agencies. Buyer will keep and maintain the records to which Seller or its representatives may request access pursuant to this Section 11.01, such records to be maintained for a period of ten (10) years from the Closing Date in the case of environmental records and five (5) years for all other records or such longer period as may be required by law or reasonably requested by Seller.

          11.02      Performance of Assumed Obligations.

          Buyer will cause all of the liabilities and obligations assumed by Buyer in writing to be paid or performed or otherwise fully satisfied in a timely manner.

          11.03      Qualifications, Approvals, Licenses and Permits.

          Buyer shall proceed diligently and in good faith and shall use best efforts at Buyer's expense to obtain all necessary United States and State of Illinois Permits.

          11.04      No Trademarks.

          No license to any Trademarks is granted by this Agreement or by the transfer of the Assets to Buyer, and Buyer is precluded from any use and agrees not to make any use of Trademarks on or in connection with the sale of any of its products or services as a means of identity or in any of its communications or in connection with Buyer’s operation of the Assets. Buyer acknowledges and agrees with Seller that Seller and its Affiliates have the absolute and exclusive right to the Trademarks, and all rights to which, and the goodwill represented thereby and pertaining thereto, are being retained by Seller and its Affiliates. Within thirty (30) days after the Effective Time, Buyer shall cease using any Trademark and shall remove all Trademarks and refrain from further use of all Trademarks. In the event that Buyer breaches this Section 11.04, Seller shall be entitled to specific performance of this Section 11.04 and to injunctive relief against further violations, as well as any other remedies at law or in equity available to Seller.

          11.05      Third Party Property.

          Buyer shall grant or continue to grant such rights-of-way, easements or other rights of ingress or egress necessary to allow (a) any third party which holds any Third Party Property which is set forth on Schedule 1.01B on the Refinery Land to have access to such Third Party Property for the purposes of repairing, maintaining or otherwise utilizing such property, for so long as the Third Party Property remains on the Refinery Land; and (b) Seller or its Affiliates which hold any assets described on Schedule 1.01B to have access to such assets for the purposes of operating, repairing, maintaining or otherwise utilizing such assets.

ARTICLE 12.

COVENANTS OF BUYER AND SELLER

Buyer and Seller each covenant as follows:

          12.01      Antitrust Compliance.

          Notwithstanding any other provision of this Agreement, either Party at any time may terminate this Agreement upon notice to the other, without liability to the other Party, if the Federal Trade Commission, State of Illinois, or the Department of Justice advise Seller of its disapproval of the transactions contemplated by this Agreement. Buyer shall cooperate with Seller and shall promptly take all such reasonable action as may be required to complete and submit any filing or supplemental information required by the Hart-Scott-Rodino Antitrust Improvements Act.

          12.02      Purchase Price Allocations.

          Schedule 12.02 is an allocation of the Purchase Price (the “Allocation”) among the Parties pursuant to the provisions of Section 1060 of the Code and the Treasury Regulations promulgated thereunder. Any subsequent adjustments to Purchase Price shall be reflected in Schedule 12.02, as revised by Buyer, in a manner consistent with the Allocation and Section 1060 of the Code and the Treasury Regulations promulgated thereunder. The parties recognize that the Purchase Price does not include the Buyer’s acquisition expenses and that Buyer will allocate such expenses appropriately. Buyer and Seller shall not take any position on their respective income tax returns that is inconsistent with the allocation of the Purchase Price as set forth in Schedule 12.02. Buyer and Seller shall duly prepare and timely file Internal Revenue Service Form 8594 and Form 8824 if a like kind exchange is elected pursuant to Section 12.03 and any comparable state, local or foreign forms (including any successor forms) (collectively the “1060 Forms”) and any required attachments thereto required under Section 1060 of the Code, the Treasury Regulations promulgated thereunder or any provisions of state, local, or foreign law in accordance with the Allocation among the Assets as set forth in such Schedule 12.02. The Parties shall cooperate in the preparation of any 1060 Forms and shall file such 1060 Forms in the manner required by Applicable Law.

          12.03      Tax Election.

          Either Party may elect to structure the conveyance, transfer and/or assignment of all or an applicable portion of the Assets as a tax-free exchange pursuant to Section 1031 of the Code (a “1031 Exchange”), provided that such Party gives notice of such election to the other Party at least fifteen (15) days prior to the Effective Time, and provided that Buyer shall not be required to take title to any other property. If such an exchange is elected by such Party (the “Electing Party”), the Parties will execute all necessary 1031 Exchange documents (provided, that any costs and expenses incurred shall be borne by the Electing Party), which shall be in a form mutually acceptable to the Parties. The Electing Party will indemnify the other Party and its Affiliates, employees and agents against any and all Damages which may be sustained by them on account of or in connection with such election to structure the transaction as a 1031 Exchange.

          12.04      Collection of Amounts Owed to a Party.

          It is the intention of the Parties that, as between the Parties, Seller shall be entitled to all income attributable to the operations conducted prior to and including the Effective Time and Buyer shall be entitled to all income attributable to the operations conducted after the Effective Time. Each Party shall pay to the other Party, promptly after receipt thereof, any amount received by said Party from any third party with respect to (i) rentals, fees or other revenues relating to the Operations and attributable to the ownership period of the other Party; and (ii) products delivered, services performed or other obligations performed by the other Party and attributable to the ownership period of such other Party.

          12.05      Payment of Transfer Taxes; Recording Fees.

          Buyer and Seller shall each pay one-half of (or if paid or required to be paid by Seller, reimburse Seller for one-half of) all Taxes which are assessed or imposed on the transfer of the Assets from Seller to Buyer. By way of example, but not exclusion, Buyer and Seller shall each pay one-half real estate transfer taxes, or other excise taxes on real estate sales, all sales taxes, business occupation taxes, applicable motor fuel taxes and applicable environmental taxes and fees on all petroleum products transferred, as well as any other Taxes assessed or imposed on the transfer or sale of the assets, personal property or inventory included herein, and all costs to record any deeds. Each Party shall cooperate with the other to take advantage of all applicable tax exemptions and provide applicable tax exemption certificates. Buyer and Seller shall each pay one-half of any title insurance premium due for any title insurance policies obtained by Buyer or Seller and one-half of the costs of any required surveys.

          12.06      Payment of Certain Expenses Due and Payable After the Effective Time; Cooperation.

(a) Buyer shall pay, as and when due, all emissions fees, permit fees and utility bills due and payable after the Effective Time, and Seller shall reimburse Buyer within thirty (30) days after invoice for any amounts under such bills attributable to any period prior to the Effective Time. Buyer shall pay, and be entitled to collect, any rents due subsequent to the Effective Time under leases which are assumed Leases, and Seller shall either pay, or be entitled to receive from Buyer, as the case may be, within thirty (30) days after invoice or notice, any amounts attributable to any period prior to and including the Effective Time.

(b) Buyer shall file, or cause to be filed, all required reports and returns incident to all ad valorem taxes, real property taxes, personal property taxes and similar obligations, which reports and returns are due on or after the Effective Time and shall pay or cause to be paid to the taxing authorities all such taxes reflected on such reports or returns even if same are for periods prior to the Effective Time and Seller shall reimburse Buyer within thirty (30) days after invoice for any such taxes and similar obligations which are attributable to any period prior to the Effective Time; however, under no circumstances shall such reimbursement be greater than the result of (i) the pro-rated amount Seller or its Affiliates would have paid if Seller or its Affiliates had remained the owner of the Assets, less (ii) any liabilities attributable to the Assets which are paid by Seller directly to any unit of local government or school district.

(c) Seller and Buyer agree to cooperate with the other in the event one of them or their Affiliates are involved in a tax controversy concerning the Assets and the other has either records or personnel which may be of assistance to the Party engaged in the controversy. Seller and Buyer further agree that if, in such Party’s view, such cooperation becomes an unreasonable financial burden, they will agree upon a reasonable method of reimbursement to the burdened Party.

(d) Buyer shall pay the transfer tax or registration fee for all vehicles transferred to Buyer as part of the Assets.

(e) If a Party hereto makes or has made any payment to a third party pursuant to any assigned contract, lease, agreement or commitment; and (i) such payment is made in respect of work performed, services provided or goods delivered during a period of time which includes the Effective Time; or (ii) the Effective Time intervenes between the making of such payment and the performance of the work or services or delivery of goods, the Parties will allocate the burden of such payment in a manner which reflects the relative benefit of such work performed, services provided or goods delivered to each Party; provided, however, it shall be presumed that any work performed, services provided or goods delivered prior to and including the Effective Time are for the benefit of Seller and any work performed, services provided or goods delivered after the Effective Time are for the benefit of Buyer.

          12.07      Contracts, Leases and Easements or Permits Not Assigned at Closing.

          Except as set forth on Schedule 5.05, to the extent that any Contracts, Leases and Easements or Permits that would otherwise be assigned under this Agreement, as contemplated by Section 3.02(a)(ii), are not capable of being assigned, transferred, subleased or sublicensed without the consent of, or waiver by, any other party thereto or any other person, or if such assignment, transfer, sublease or sublicense or attempted assignment, transfer, sublease or sublicense would constitute a breach thereof or a violation of any Legal Requirement, this Agreement shall not constitute an assignment, transfer, sublease or sublicense, or an attempted assignment, transfer, sublease or sublicense of any such Contract, Lease or Easement or Permit. For a period of one hundred eighty (180) days after Closing, Seller shall continue to use its reasonable efforts to obtain a consent to an assignment from Seller to Buyer of each Contract, each of the Leases and Easements and Permits that, but for the first sentence of this Section 12.07, would be assigned; provided, however, that Seller shall not be required to pay any consideration or suffer any financial disadvantages to obtain such assignment.

          12.08      Casualty Repair.

          Seller agrees that if any Assets are destroyed or damaged, in whole or in part, by fire or other casualty prior to or on the Effective Time, Seller shall repair or replace such Assets with reasonable promptness, provided, however, if the insurance proceeds net of expenses do not equal the allocated value of the damaged Asset as set forth on Schedule 12.02, Seller may elect to pay to Buyer an amount equal to the value of such Asset or terminate this Agreement. Any insurance proceeds exceeding the cost of repair of the damaged Asset shall be an Excluded Asset.

          12.09      Relationship of the Parties.

          Nothing in this Agreement or the Related Agreements shall be construed to create any joint venture, partnership, agency or other similar fiduciary relationship between the parties hereto or thereto. The Parties and their Affiliates under this Agreement and the Related Agreements are nothing other than independent contractors for the sale or purchase of specific property, goods or services. The Parties hereto acknowledge that, for purposes of this Agreement and the Related Agreements, (i) none of the Parties or their Affiliates shall be considered to be the agent, representative, employee, master, or servant of the others for any purpose, (ii) none of the Parties or their Affiliates shall have any obligation to manage or operate any of their respective businesses with any duty or standard of care to the other Party or their Affiliates, and (iii) none of the Parties or their Affiliates have any authority, right or power to enter into a contract or commitment, assume any obligation or make any representation or warranty on behalf of the others (except as expressly specified in this Agreement or the Related Agreements). The Parties agree and acknowledge that except as expressly provided herein or in the Related Agreements, none of the Parties or their Affiliates shall owe duties, fiduciary or otherwise to the other. The Parties and their Affiliates are, and will be after Closing, competitors with the right to pursue any business opportunity for their respective individual benefit and make no representation or warranty regarding the manner in which they will conduct their respective businesses and operations. None of the Parties or their Affiliates shall have any obligation to refrain from (i) engaging in the same or similar activities or lines of business as the Parties or their Affiliates, except as set forth in the Chemical Product Offtake Agreement Exhibit D, (ii) developing or marketing any products or services that compete, directly or indirectly with those Parties or their Affiliates, (iii) investing or owning any interest publicly or privately in, or developing a business relationship with, any Person engaged in the same or similar activities or lines of business as, or otherwise in direct or indirect competition with, the Parties or their Affiliates, or (iv) doing business with any client or customer of the Parties or their Affiliates. None of the Parties or their Affiliates shall have any obligation to offer any business opportunity (except as expressly specified in this Agreement or the Related Agreements) and may modify or otherwise change any of their respective businesses or operations at any time.

ARTICLE 13.

ENVIRONMENTAL LIABILITIES

          13.01      Environmental Liabilities.

          Seller and Buyer shall enter into the Environmental Agreement in the form of Exhibit L at Closing.

ARTICLE 14.

INDEMNIFICATION; SURVIVAL

          14.01      Indemnification.

          A.      INDEMNIFICATION BY SELLER.

SELLER AGREES TO PAY AND TO INDEMNIFY FULLY, HOLD HARMLESS AND DEFEND BUYER AND ITS RESPECTIVE AFFILIATES, AGENTS, OFFICERS, DIRECTORS, PARTNERS, EMPLOYEES, SERVANTS, CONSULTANTS, REPRESENTATIVES, SUCCESSORS AND ASSIGNS (COLLECTIVELY CALLED “BUYER INDEMNIFIED PARTIES”) FROM AND AGAINST ANY AND ALL CLAIMS AND DAMAGES BASED UPON ALLEGATIONS OF AND/OR DAMAGES (WHETHER BASED ON NEGLIGENT ACTS OR OMISSIONS, STATUTORY LIABILITY, STRICT LIABILITY OR OTHERWISE) ARISING OUT OF THE FOLLOWING:

(i) TO THE EXTENT NOT KNOWN TO BUYER OR TO THE EXTENT NOT DISCLOSED IN THE DATA ROOM MATERIAL, ANY INACCURACY OR BREACH OF ANY REPRESENTATION OR WARRANTY OF SELLER CONTAINED IN THIS AGREEMENT OR ANY CERTIFICATE DELIVERED PURSUANT HERETO AND MADE ON OR AS OF THE EFFECTIVE TIME, OR ANY INACCURACY OR BREACH OF ANY COVENANT OR AGREEMENT OF SELLER CONTAINED IN THIS AGREEMENT.

(ii) LIABILITY AND OBLIGATIONS OF SELLER, PURSUANT TO THE TERMS OF THE ENVIRONMENTAL AGREEMENT.

(iii) LIABILITIES RETAINED BY SELLER IN SECTION 2.04(b) AND SECTION 4.05.

          B.      INDEMNIFICATION BY BUYER.

BUYER AGREES TO PAY AND TO INDEMNIFY FULLY, HOLD HARMLESS AND DEFEND SELLER AND ITS RESPECTIVE OWNERS, AFFILIATES, AGENTS, OFFICERS, DIRECTORS, PARTNERS, EMPLOYEES, SERVANTS, CONSULTANTS, REPRESENTATIVES, SUCCESSORS AND ASSIGNS (COLLECTIVELY CALLED “SELLER INDEMNIFIED PARTIES”) FROM AND AGAINST ANY AND ALL CLAIMS AND DAMAGES BASED UPON ALLEGATIONS OF AND/OR DAMAGES (WHETHER BASED ON NEGLIGENT ACTS OR OMISSIONS, STATUTORY LIABILITY, STRICT LIABILITY OR OTHERWISE) ARISING OUT OF THE FOLLOWING:

(i) TO EXTENT NOT KNOWN TO SELLER ANY INACCURACY OR BREACH OF ANY REPRESENTATION OR WARRANTY OF BUYER CONTAINED IN THIS AGREEMENT OR ANY CERTIFICATE DELIVERED PURSUANT HERETO AND MADE ON OR AS OF THE EFFECTIVE TIME, OR ANY INACCURACY OR BREACH OF ANY COVENANT OR AGREEMENT OF BUYER CONTAINED IN THIS AGREEMENT.

(ii) LIABILITY AND OBLIGATIONS OF BUYER PURSUANT TO THE ENVIRONMENTAL AGREEMENT.

(iii) LIABILITY ASSUMED BY BUYER UNDER SECTION 2.04(a).

(iv) LIABILITIES ASSUMED BY BUYER IN SECTION 4.05.

(v) TO EXTENT BUYER OFFERS SECURITIES TO THE PUBLIC, ANY LIABILITY UNDER THE SECURITIES ACT, THE EXCHANGE ACT OR ANY OTHER FEDERAL OR STATE “BLUE SKY” OR SECURITIES OR OTHER LAW OR REGULATION, AT COMMON LAW OR OTHERWISE, INCLUDING ANY UNTRUE STATEMENT OR ALLEGED UNTRUE STATEMENT OF A MATERIAL FACT RELATING TO OR CONTAINED IN ANY PRELIMINARY PROSPECTUS, REGISTRATION STATEMENT OR ANY PROSPECTUS FORMING A PART THEREOF, OR ANY AMENDMENT THEREOF OR SUPPLEMENT THERETO, OR ARISING OUT OF OR BASED UPON ANY OMISSION OR ALLEGED OMISSION TO STATE A MATERIAL FACT REQUIRED TO BE STATED OR NECESSARY TO MAKE THE STATEMENTS THEREIN NOT MISLEADING, UNLESS SUCH INFORMATION WHICH WAS PROVIDED IN WRITING BY SELLER WAS UNTRUE, INACCURATE AND NOT EXPRESSLY DISCLAIMED.

          C.  No Party to this Agreement shall bring any action, suit or proceeding (whether under any federal, state or local statute or law) against any other Party, or seek to join (whether by counter claim, cross-claim or otherwise) any other Party to any pending action, suit or proceeding, which arises out of, results from or is connected with any matter indemnified under this Section 14.01, except (i) to enforce the provisions of this Section 14.01 or (ii) within the first eight (8) years from the Effective Time with respect to an Excluded Claim as hereinafter defined. As used herein, the term “Excluded Claim” shall mean a claim for Damages (x) for personal injury including, but not limited to any claim for a person’s physical, mental, psychological, chemical or biological response arising out of, resulting from, or in connection with an alleged breach or violation of Environmental Laws, exposure to Hazardous Substances or a Release (as such terms are defined in the Environmental Agreement) or (y) for an economic injury, other than those obligations and liabilities set forth in the Environmental Agreement, arising out of, resulting from, or in connection with an alleged breach or violation of Environmental Laws, exposure to Hazardous Substances or a Release (as such terms are defined in the Environmental Agreement).

          14.02      Notification and Third Party Claims.

          Within thirty (30) days following the determination thereof, an Indemnified Party shall give the Indemnifying Party written notice of any matter which an Indemnified Party has determined has given or could give rise to a right of indemnification under this Agreement, stating the amount of the Damage, if known, and method of computation thereof, all with reasonable particularity and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises (“Claim Notice”), provided that the failure of the Indemnified Party to provide such thirty (30) day notice shall only relieve the Indemnifying Party of its obligation to indemnify the Indemnified Party to the extent that the Indemnifying Party is actually prejudiced by such failure. Any Claim between the Parties not resolved within this thirty (30) day period shall be handled pursuant to the dispute resolution provisions set forth in Article 15. The obligations and liabilities of an Indemnifying Party under this Article 14 with respect to Damages arising from claims of any third party that are subject to the indemnification provisions of this Article 14 (“Third Party Claims”) shall be governed by and contingent upon the following additional terms and conditions:

(a) Within fifteen (15) days of the receipt of a Claim Notice of a Third Party Claim, the Indemnifying Party shall notify the Indemnified Party whether the Indemnifying Party elects to defend such Third Party Claim. If the Indemnifying Party so elects, it shall undertake the defense thereof by counsel of its own choosing, which counsel shall be reasonably satisfactory to the Indemnified Party; provided that if, in the Indemnified Party’s and the Indemnifying Party’s reasonable judgment, a conflict of interest exists between the Indemnified Party and the Indemnifying Party with respect to such Third Party Claim, or if the Indemnifying Party elects not to defend such Third Party Claim, or if the Indemnifying Party fails to notify the Indemnified Party within the fifteen (15) day notice period that it elects to defend such Claim, such Indemnified Party shall be entitled to select counsel of its own choosing, in which event the Indemnifying Party shall be obligated to pay the reasonable fees and expenses of such counsel to the extent that the Indemnifying Party is finally determined to be obligated to indemnify the Indemnified Party under this Agreement. The Claim Notice of the Third Party Claim by the Indemnified Party shall contain all material information known to the Indemnified Party with respect to the Third Party Claim and shall include copies of materials submitted to the Indemnified Party by the relevant third party with respect to the Third Party Claim.

(b) If the Indemnifying Party refuses or fails at any time to defend the Indemnified Party against any Third Party Claim, the Indemnified Party shall have the right to undertake the defense, and to compromise or settle such Third Party Claim on behalf of and for the account and at the risk of the Indemnifying Party to the extent that the Indemnifying Party is finally determined to be obligated to indemnify the Indemnified Party under this Agreement with respect to such Third Party Claim.

(c) If the Indemnifying Party elects to undertake and diligently pursues the defense of a Third Party Claim hereunder, the Indemnifying Party shall control all aspects of the defense and if the Indemnifying Party acknowledges in writing its duty to provide full indemnification to the Indemnified Party regarding such Third Party Claim, the Indemnifying Party may enter into a settlement of such Third Party Claim and may settle, compromise or enter into a judgment with respect to such Third Party Claim; provided that the Indemnifying Party shall not enter into any such settlement, compromise or judgment without the prior written consent of the Indemnified Party if it would result in the imposition of any non-monetary liability or obligation on the Indemnified Party. If the Indemnified Party undertakes the defense of a Third Party Claim hereunder for any reason other than that provided in Subsection (b) hereof, it shall not settle, compromise or enter into any judgment with respect to a Third Party Claim for which it is seeking or shall seek indemnification hereunder without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld or delayed.

(d) If the Indemnifying Party elects to undertake and diligently pursues the defense of a Third Party Claim hereunder, the Indemnified Party shall provide the Indemnifying Party with access to all reasonably requested witnesses, records and documents of the Indemnified Party relating to any Third Party Claim.

(e) The Indemnified Party may participate in the defense of any Third Party Claim at its own expense.

          14.03      LIMITATION ON INDEMNIFICATION.

          WITH RESPECT OF ANY CLAIM BY A PARTY FOR INDEMNITY UNDER THIS ARTICLE 14 WHICH DOES NOT INVOLVE A THIRD PARTY CLAIM, NO PARTY TO THIS AGREEMENT SHALL SEEK, AND AN ARBITRATOR APPOINTED UNDER ARTICLE 15 MAY NOT AWARD, ANY INDIRECT, SPECIAL, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES. NOTHING IN THIS SECTION 14.03 SHALL LIMIT IN ANY WAY A PARTY’S INDEMNIFICATION OBLIGATIONS WITH RESPECT TO A THIRD PARTY CLAIM.

          14.04      Survival.

          The indemnification obligations set forth in Sections 14.01 and 14.02 shall continue and be in effect for a period of three (3) years after the date hereof except (a) as to any claim of which written notice was given to the Indemnifying Party before the end of such time period; (b) the obligations with respect to Section 5.11 shall continue and be in effect until thirty (30) days after the expiration of the applicable statute of limitations with respect to such Taxes; (c) the obligations with respect to Section 5.13 shall continue and be in effect for a period of ten (10) years after the Effective Time; or (d) the obligations under the Environmental Agreement shall continue for the period of time the Parties have liabilities and obligations under the Environmental Agreement.

          14.05      Coordination of Indemnification Rights.

(a) Except for any action seeking specific performance and/or injunctive relief for the breach of any covenant contained in this Agreement, or for common law fraud or deceit, the indemnification provided any Person pursuant to this Article 14 shall be such Person’s sole remedy for any breach by any Party hereto of any representation, warranty or covenant contained in this Agreement, or in any certificate or document (to the extent such certificates or documents relate to matters covered by the representations, warranties or covenants contained herein) required to be delivered in connection herewith, or in connection with the consummation of the transactions provided for hereby.

(b) A Claim Notice in connection with any Section of this Article 14 shall be deemed to be a Claim Notice in connection with all Sections of this Article 14, pursuant to which the Person asserting such claim has any right to be indemnified, defended or held harmless.

(c) Notwithstanding any provisions to the contrary contained in this Article 14, the right of any Person to be indemnified, defended or held harmless in connection with any claim pursuant to any Section of this Article 14 shall be reduced to the extent that such Person is or has been indemnified, defended and/or held harmless with respect to such claim, pursuant to any other provisions of this Agreement or any of the Related Agreements.

(d) In the event that an Indemnified Party has a right of recovery against any third party with respect to any Damages in connection with which a payment is made to such Indemnified Party by an Indemnifying Party; then (i) such Indemnifying Party shall, to the extent of such payment, be subrogated to all of the rights of recovery of such Indemnified Party against such third party with respect to such Damages; and (ii) such Indemnified Party shall execute all papers required and take all action necessary to secure such rights, including, but not limited to, the execution of such documents as are necessary to enable such Indemnifying Party to bring suit to enforce such rights.

(e) (e) In the event of any conflict between this Article 14 and any other provisions of this Agreement, this Article 14 shall prevail.

          14.06      Right to Cure.

          Any Party that is obligated to indemnify, defend and/or hold harmless any Person pursuant to any provision of this Article 14 shall have the right to cure, within a reasonable time, not to exceed thirty (30) days after receipt of written notice, and in a manner reasonably satisfactory to such Person, any matter giving rise to such obligation; provided, however, that any such cure shall not relieve or reduce any such obligation to the extent that such cure is inadequate.

ARTICLE 15.

ARBITRATION

          15.01      Dispute Resolution.

          Any controversy or claim (“Claim”), whether based on contract, tort, statute or other legal or equitable theory (including but not limited to any claim of fraud, misrepresentation or fraudulent inducement or any question of validity or effect of this Agreement including this section) arising out of or related to this Agreement (including any amendments or extensions), or the breach or termination thereof, shall be settled by mediation and consultations between the Parties initiated upon the Notice of any Party. In the event of failure of such mediation and consultations to settle such Claim in a manner acceptable to all Parties within thirty (30) days following the Notice, then any such Claim shall be settled by binding arbitration in accordance with this provision and the then current CPR Institute for Dispute Resolution Rules for Non-Administered Arbitration of Business Disputes. The arbitration shall be governed by the United States Arbitration Act, 9 U.S.C. Sections 1-16, to the exclusion of any provision of state law inconsistent therewith or which would produce a different result, and judgment upon the award rendered by the arbitrator may be entered by any court having jurisdiction.

          15.02      Place.

          The arbitration shall be held alternatively in major cities at or near Seller's and Buyer's headquarters.

          15.03      Arbitrators.

          There shall be three (3) independent and impartial arbitrators of whom Seller appoints one (1) and Buyer appoints one (1) and the third of which shall be appointed by the two (2) Party-appointed arbitrators in accordance with the arbitration rules. The arbitrators shall determine the Claims of the Parties and render a final award in accordance with the substantive law of the State of Illinois, excluding the conflicts provisions of such law. The arbitrators shall set forth the reasons for the award in writing.

          15.04      Statute of Limitations.

          Subject to Section 14.04, any Claim by a Party shall be time-barred if the asserting Party commences arbitration with respect to such Claim later than two (2) years after the cause of action accrues. All statutes of limitations and defenses based upon passage of time applicable to any Claim of a defending Party (including any counterclaim or setoff) shall be tolled while the arbitration is pending.

          15.05       Discovery.

          The arbitrator shall order the Parties to promptly exchange copies of all exhibits and witness lists, and, if requested by a Party, to produce other relevant documents, to answer up to ten (10) interrogatories (including subparts), to respond to up to ten (10) requests for admissions (which shall be deemed admitted if not denied) and to produce for deposition and, if requested, at the hearing all witnesses that such Party has listed and up to four (4) other persons within such Party’s control. Any additional discovery shall only occur by agreement of the Parties or as ordered by the arbitrator upon a finding of good cause.

          15.06      Costs.

          Each Party shall bear its own costs, expenses and attorneys’ fees; provided that if court proceedings to stay litigation or compel arbitration are necessary, the Party who unsuccessfully opposes such proceedings shall pay all reasonable associated costs, expenses, and attorneys’ fees in connection with such court proceeding.

          15.07      Breach.

          The Parties recognize that irreparable injury will result from a breach of any provision of this Agreement and that money damages will be inadequate to fully remedy the injury. In order to prevent such irreparable injury, the arbitrator shall have the power to grant temporary or permanent injunctive or other equitable relief. Prior to the appointment of an arbitrator a Party may, notwithstanding any other provision of this agreement, seek temporary injunctive relief from any court of competent jurisdiction; provided that the Party seeking such relief shall (if arbitration has not already been commenced) simultaneously commence arbitration. Such court ordered relief shall not continue more than ten (10) days after the appointment of the arbitrator (or in any event for longer than sixty (60) days).

          15.08      Consent to Jurisdiction.

          The Parties hereby consent to the non-exclusive jurisdiction of the state or federal courts of Illinois for the enforcement of any award rendered by the arbitrators.

ARTICLE 16.

TECHNOLOGY TRANSFER

          16.01      Grants to Intellectual Property.

          Seller shall grant and hereby does grant to Buyer for Use in the Operations of the Refinery, a non-exclusive, irrevocable (except as provided in this Article 16) royalty-free, paid-up license or sublicense (both, as the case may be, without a right to sublicense or transfer except as expressly provided in this Article 16) to Intellectual Property, which exists at the Effective Time and which is or has been in Use in the Operations of the Refinery. For the avoidance of doubt, such grants in the Article 16.01 includes the right to Use the invention disclosed in the patent application filed by Seller on 21 April 2000 entitled Reformulated Methyl T-Butyl Ether Free Gasoline Composition and Method Producing the Same and motor fuel compositions developed at or for the Wood River Refinery. By executing this Agreement, effective as of the Effective Time, the Buyer is assuming all relevant duties and obligations of Seller under the Technology Transfer Agreement (“TTA”) attached as Schedule 16.01, including the confidentiality obligations of Article 6 therein.

          16.02      Exclusions to Grant of 16.01.

          For avoidance of doubt, in the grant provisions of Section 16.01, sublicense of Intellectual Property by Seller does not include any intellectual property outside the grant of Section 2 of the TTA.

          16.03      Grants to Shell Intellectual Property.

          Seller shall cause Shell Oil Company to grant to Buyer, a nonexclusive, royalty free, paid up license (without a right to sublicense or transfer except as expressly provided in this Agreement) to Shell Intellectual Property which exists at the Effective Time and which is or has been used in the Operations of the Chemical Complex.

          16.04      Transfer of Intellectual Property and Shell Intellectual Property.

          In the event Buyer transfers or pledges to any Person, ownership of the Refinery or Chemical Complex, or any part thereof, the license granted in, respectively 16.01 and 16.03 under this Agreement, may be extended to such transferee or lender subject to outstanding obligations to third parties and subject to an assumption in writing of all relevant duties and obligations under the applicable portions of this Article 16. Any obligations of confidentiality in this Agreement or in the TTA, and any liability accrued hereunder with respect thereto, shall survive such transfer.

          16.05      Licensed Technology Rights.

(a) Assignable Licensed Technology Rights. Seller shall transfer or cause transfer of License Technology Rights that are freely transferable and shall grant all rights and interest in the Licensed Technology Rights listed on Schedule 16.05(a), by assignment or sublicense as the case may be. Buyer is aware that these rights are Licensed Technology Rights where such rights are (i) freely transferable without the permission of the licensor or vendor, (ii) such Licensed Technology Rights are not in use by Seller or its Affiliates at the Effective Time and (iii) where such transfer would not require Seller or Shell Oil Company to forego future use of the Licensed Technology Rights for its or their own benefit. Any fees required to be paid for such transfer shall be paid solely by Buyer.

(b) Non-assignable or non-transferable Licensed Technology rights. Buyer recognizes that the Licensed Technology Rights listed on Schedule 16.05(b) are not freely assignable without the permission of the licensor or vendor. Seller or its Affiliate, at the written request of Buyer, agrees to contact the licensor or vendor and seek a permitted transfer of the Licensed Technology Rights or obtainment of a new license for Buyer. In that event, all fees and costs necessary to transfer the Licensed Technology Rights or to acquire a new license commensurate therewith to Buyer, shall be paid solely by Buyer. Seller shall or shall cause its Affiliate to make a good faith attempt to maintain the status quo of such non-assignable non-transferable Licensed Technology Rights until Buyer can secure transfer or a new license to Buyer.

(c) Licensed Technology Rights not on Schedules 16.05(a) and (b). Both Buyer and Seller recognize that, because of the complexity of the Sale of the Refinery and Chemical Complex to Buyer, some relevant Licensed Technology Rights for the Operations of the Refinery and Chemical Complex may not be included on either Schedules 16.05(a) and 16.05(b). In that event, and where the exclusion of such Licensed Technology Rights will have a Material Adverse Effect on the Operations of the Refinery or the Chemical Complex Buyer and Seller agree to cooperate in the transfer of such Licensed Technology Rights to Buyer for the Operations of the Refinery or the Chemical Complex at the lowest possible cost of transfer, provided that any fees necessary to implement such transfer shall be borne exclusively by Buyer.

(d) It is understood that Licensed Technology Rights were acquired by Seller subject to certain third party obligations. In any assignment, or issuance of a sublicense or new license to Buyer of any such third party Licensed Technology Rights under this Section, Buyer agrees to assume all obligations necessary to enable Buyer to Use such Licensed Technology Rights in the Operations of the Refinery or the Chemical Complex. For avoidance of doubt, Seller shall not be obligated to extend to Buyer or maintain for Buyer such third party Licensed Technology Rights in the same manner and to the same extent as practiced by Seller prior to the Effective Time, where the extension or maintenance of such rights would be to the detriment of the rights of Seller or any of its Affiliates to practice under its own rights and licenses.

(e) Seller shall have the right to terminate any extension of any assignment or sublicense to Buyer under Section 16.05, at any time, where Buyer is materially in default of any of the material obligations undertaken by Buyer in connection with the extension of such assignment or sublicense including, but not limited to, any obligation on the part of Buyer to make payments provided that no such termination shall occur prior to thirty (30) days after notice to Buyer identifying such assignment or sublicense and to the extent of the default, further specifying the reasons for and intention to so terminate and, provided further, that termination shall not occur if Buyer provides proof of a complete cure to said material default during such thirty (30) days notice period.

          16.06       Confidentiality.

(a) The confidentiality obligations of the Buyer with respect to Confidential Information (which for purposes of this Article 16 shall mean any technical proprietary, secret or confidential information relating to Intellectual Property or Shell Intellectual Property disclosed by Seller, directly or indirectly to Buyer) under this Article 16 shall be as follows:

(i) Nothing in this Article 16 shall restrict in any way the right of Seller or Seller Affiliates to use or disclose or permit others to use or disclose Confidential Information, which it possesses and otherwise has a free right to use and disclose.

(ii) With respect to Confidential Information comprising Intellectual Property or Shell Intellectual Property, Buyer shall maintain such Confidential Information in confidence, and shall Use it solely for the Operations of the Refinery or Chemical Complex, as the case may be.

(iii) With respect to Licensed Technology Rights, each Party may use and disclose Confidential Information comprising Licensed Technology Rights but only to the extent permitted under the terms of any agreement with the third party licensor of same as the case may be.

(b) Except where provided otherwise with respect to Confidential Information whose disclosure and Use in Section 16.06(a) is governed by an agreement with a third party pertaining to Licensed Technology Rights, Buyer’s obligation of confidentiality and restricted use in Section 16.06(a) above shall not apply to any information which Buyer can show by reasonable proof:

(i) was available to the public prior to or become available to the public subsequent to the receipt of such Confidential Information by Buyer pursuant to this Article 16 and through no fault of Buyer; or

(ii) was in the possession of Buyer prior to the receipt of such Confidential Information by Buyer pursuant to this Article 16, and was not acquired by Buyer from a third party under and existing obligation of confidence; or

(iii) is subsequently received by Buyer from a third party without an obligation of confidentiality; or

(iv) is independently developed by an employee or employees of Buyer not having direct or indirect access to such Confidential Information of another party.

          For purposes of this Article 16, specific items of Confidential Information made available to Buyer under this Article 16 shall not be deemed to fall within any of the exceptions as set forth above merely because such items are embraced by more general information which falls within one or more exceptions, nor shall a combination of features be deemed to fall within such exceptions merely because the individual features fall with such exceptions.

(c) Confidential Information, which is required to be disclosed, (i) by any applicable law, stock exchange rules or by any applicable judgment, order or decree of any governmental entity having jurisdiction or (ii) in connection with the preparation of tax returns, communications with governmental authorities with respect thereto or proceedings relating to taxes, may be disclosed, provided that Buyer only discloses such Confidential Information to the least extent practicable, and Buyer shall provide Seller with prompt and reasonable notice thereof so that Seller may seek a suitable protective order or other appropriate remedy and/or waive compliance with the provisions of this Article 16. In the event that such protective order or other remedy is not obtained or Seller waives compliance with the provisions of this Article 16, and Buyer is required to disclose such Confidential Information, Buyer will furnish only that portion of the Confidential Information which Buyer is required to disclose and, to the extent practicable, Buyer will exercise its best efforts to obtain reliable assurance that confidential treatment shall be accorded and such Confidential Information so furnished.

(d) Buyer shall have a right to disclose and Use with service providers, consultants, independent contractors and government agencies, all Confidential Information (unless prohibited by a Licensed Technology Right obligation), received from Seller but only if such recipient agrees to be bound pursuant to a written obligation of confidentiality and nonuse comprising restrictions at least as stringent as provided herein.

          16.07      Term and Termination.

          The grants made in Sections 16.01 and 16.03 shall not be subject to any term.

          16.08      Representations and Warranties.

(a) Seller represents and warrants that it has the right to grant the licenses of Intellectual Property or shall cause the grant of Shell Intellectual Property as set forth in this Article 16 in Sections 16.01 and 16.03; and that it presently knows of no Material Adverse Effect or claim of ownership to any Intellectual Property or Shell Property licensed pursuant to this Article 16.

(b) Subject to the due diligence process exceptions of the Agreement, Seller represents and warrants that, to the best of its Knowledge, there are no facts that would support a claim that may result in losses having a Material Adverse Effect, Buyer’s Use of the Intellectual Property or Shell Intellectual Property in the Operations of the Refinery or Chemical Complex licensed pursuant to this Article 16 has infringed or otherwise violates any intellectual property right of a third party except as provided in Schedule 5.12 and made part hereof.

(c) Except as otherwise stated in this Article 16, ANY ORAL OR WRITTEN REPORT, DATA OR OTHER INFORMATION PROVIDED TO BUYER HEREUNDER, WHETHER PROVIDED UNDER LICENSE OR OTHERWISE, SHALL BE PROVIDED ON AN “AS IS” BASIS WITHOUT ANY WARRANTIES, EXPRESS OR IMPLIED INCLUDING BUT NOT LIMITED TO THE RESULTS OR EFFECTS OBTAINED THROUGH USE OF INFORMATION, OR THAT IT IS FIT FOR ANY USE INTENDED OR CAN BE USED WITHOUT INFRINGING THE PATENT OR COPYRIGHT RIGHTS OF A PERSON. Without any limitation on the preceding, ANY IMPLIED WARRANTY OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE IS EXPRESSLY EXCLUDED FROM THIS ARTICLE 16 WITH RESPECT TO ANY INFORMATION PROVIDED HEREUNDER. EXCEPT FOR ANY BREACH OF A REPRESENTATION AND WARRANTY SET FORTH IN SECTION 16.06(a) AND (b) FOR WHICH A PARTY SHALL BE ENTITLED TO DAMAGES, IN NO EVENT WILL ANY PARTY BE LIABLE FOR LOSS OF PROFITS, OR INDIRECT, CONSEQUENTIAL (EXCEPT FOR BREACH OF CONFIDENTIALITY) OR SPECIAL DAMAGES RESULTING FROM THE OTHER PARTY’S USE OR DISCLOSURE OF ANY INFORMATION. The use by Buyer of Intellectual Property or Shell Intellectual Property or Confidential Information disclosed hereunder by Seller to Buyer shall be solely at Buyer’s own risk and Seller shall not be liable for any damage resulting from inaccuracy, incorrectness, unsoundness, and/or unreliability in the Use thereof, whether or not such liability is cause by the negligence of Seller.

          16.09      Access and Support.

(a) Buyer shall have access, during normal business hours and subject to conventional safety precautions to facilities of Seller for the purposes of the grant of license under Section 16.01 and 16.03 hereunder.

(b) Buyer shall be entitled to possession of Deliverable Items containing Intellectual Property and Shell Intellectual Property which are located at the Refinery or Chemical Complex without cost to Buyer. Deliverable Items not located at the Refinery consisting of design manuals, blueprints, operating manuals, engineering studies and object codes which were developed specifically and exclusively for Use at the Refinery or Chemical Complex shall be delivered to Buyer at Seller’s expense at the written request of Buyer. Deliverable Items not located at the Refinery or Chemical Complex that were not developed specifically or exclusively for Use at the Refinery or Chemical Complex will be made available pursuant to Section 16.09(a) and provided to Buyer, at the written request of Buyer, at Buyer’s cost.

          16.10      Default.

          In the event that any Party hereunder for a period of thirty (30) days fails materially to perform any of its material obligations or materially violates any material provisions of this Article 16, a nondefaulting party may give written notice to the other Party to this Article 16 specifying the particulars of such failure or violation (hereinafter “Default”) and, in the event the defaulting party shall not remedy or begin to remedy such Default within thirty (30) days after receipt of such notice, the nondefaulting party may entirely at its option, in addition to any of the other rights and remedies permitted under this Agreement, on ten (10) days’ written notice to the other party revoke the grants given pursuant to Sections 16.01 and 16.03. The failure of a Party to insist upon strict adherence with respect to a Default shall not be construed as a waiver or deprive the nondefaulting party of the right to insist upon strict adherence to any provision of this Article 16 or to proceed under this Section 16.08 either with respect to such alleged Default or similar subsequent Defaults.

          16.11      Export Control.

          Buyer agrees to comply with any applicable U.S. export control laws and regulations in regard to any information or data covered by this Article 16.

ARTICLE 17.

RISK OF LOSS

          The risk of damage, destruction, or other loss to or of the Assets shall remain with Seller from and after the execution of this Agreement and until the Effective Time, at which time Seller shall place Buyer in possession of the Assets; and from and after the Effective Time, all risks of damage, destruction, or other casualty loss to or of the Assets (to the extent not attributable to any breaches of a representation, warranty, covenant or agreement of Seller hereunder) shall be borne solely by Buyer.

ARTICLE 18.

COMMISSIONS AND FINDER’S FEES

          Seller represents and warrants to Buyer, and Buyer represents and warrants to Seller, that it has not engaged any broker, finder, or agent in connection with the transactions contemplated hereunder and has not incurred any unpaid liability to any broker, finder, or agent for any brokerage fees, finder’s fees, or commissions with respect to such transactions; and each agrees to indemnify the other against any claims asserted against the other for any such fees or commissions by any Person purporting to act or to have acted for or on behalf of the Indemnifying Party.

ARTICLE 19.

MISCELLANEOUS

          19.01      Entire Agreement; Amendments.

          This Agreement and the Related Agreements, including their Exhibits and Schedules, and other writings referred to herein or delivered pursuant hereto which form a part hereof, including, without limitation, the Confidentiality Agreement between Seller and Buyer dated January 27, 1999, contain the entire understanding of the Parties with respect to the subject matter hereof. There are no restrictions, agreements, promises, warranties, covenants, or undertakings other than those expressly set forth herein or therein. This Agreement and the Related Agreements supersede any and all prior agreements and understandings between the Parties with respect to the subject matter hereof. This Agreement shall not be amended, altered, or modified except by an instrument in writing duly executed by the Parties hereto.

          19.02      Invalidity.

          If any provision of this Agreement is held to be illegal, invalid, or unenforceable under any present or future laws, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect, unaffected by the illegal, invalid or unenforceable provision or by its severance from this Agreement. In lieu of such illegal, invalid, or unenforceable provision, there shall be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

          19.03      Effect of Waiver or Consent.

          No waiver or consent, express or implied, by any Party to or of any breach or default by any other Party in the performance by such other Party of its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other or subsequent breach or default in the performance by such other Party of the same or any other obligations of such other Party hereunder. Failure on the part of a Party to exercise its rights or to complain of any act of the other Party or to declare the other Party in default, irrespective of how long such failure continues, shall not constitute a waiver by such Party of its rights hereunder until the applicable statute of limitation period has run.

          19.04      Limitation on Benefits of this Agreement.

          No person or entity other than the Parties hereto (or their respective successors or assigns as permitted hereunder) is or shall be entitled to bring any action to enforce any provision of this Agreement against either of the Parties hereto, and the covenants, undertakings, and agreements set forth in this Agreement shall be solely for the benefit of, and shall be enforceable only by, the Parties hereto (or their respective successors and assigns as permitted hereunder).

          19.05      Notices.

          All notices, demands, requests, or other communications which may be or are required to be given, served, or sent by either Party to the other Party pursuant to this Agreement shall be in writing and shall be (i) mailed by first-class, registered or certified mail, return receipt requested, postage prepaid; (ii) transmitted by hand or courier delivery; or (iii) sent by telegram, facsimile, or telex, addressed in each case as follows:

(i)	If to Seller:

EQUILON ENTERPRISES LLC
1100 Louisiana, Room 2398
Houston, Texas 77002
Attention: Vice President Refining - Equiva Services LLC
Facsimile: (713) 277-9902

With a copy (which shall not constitute notice) to:

Equiva Services LLC
910 Louisiana, OSP 780
Houston, Texas 77002
Attention: Assistant General Counsel - Commercial
Facsimile: (713) 241-3444

(ii)	If to Buyer:

TOSCOPETRO Corporation
72 Cummings Point Road
Stamford, Connecticut 06902
Attention: General Counsel
Facsimile: (203) 964-3187

With a copy (which shall not constitute notice) to:

TOSCO Refining Company
1400 Park Avenue
Linden, NJ 07036
Attention: Senior Vice President Refining
Facsimile: (908) 523-5900

          Each Party may designate by prior notice in writing a new address to which any notice, demand, request, or communication may thereafter be so given, served, or sent. Each notice, demand, request, or communication which shall be mailed, delivered, or transmitted in the manner described above shall be deemed sufficiently given, served, sent, and received for all purposes at such time as it is actually delivered to the appropriate above listed or properly changed address or at such time as delivery is refused upon actual presentation at such address (with the return receipt, the delivery receipt, the affidavit of messenger, or the facsimile answerback being deemed prima facie evidence of such delivery).

          19.06      Binding Effect.

          Subject to the provisions hereof restricting assignment, this Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and permitted assigns.

          19.07      Additional Actions and Documents.

          Each of the Parties hereby agrees to take or cause to be taken such further actions to execute, deliver and file or cause to be executed, delivered and filed such further documents and instruments, and to use all reasonable efforts to obtain such consents, as may be necessary or as may be reasonably requested in order to fully effectuate the purposes, terms and conditions of this Agreement, whether before, at or after the closing of transactions contemplated by this Agreement, provided that neither Party shall be obligated to make payments or incur obligations to third Parties or governmental agencies in connection therewith except to pay such Party’s reasonable expenses or to pay normal fees to governmental agencies.

          19.08      Schedules.

          The Schedules attached to this Agreement have been prepared to the best of the Parties’ knowledge, information and belief. However, each Party reserves the right to make revisions, corrections, additions or other changes to any Schedule at any time prior to Closing, provided that any such revisions, corrections, additions or other changes do not result in a Material Adverse Effect on the Operations or value of the Assets.

          19.09      Place of Transfer of Title and Possession.

          Title to and possession of the Assets as of the Closing shall pass to Buyer in the State of Illinois. Title to and possession of any Equilon inventory in transit as of the Closing shall pass to Buyer at the place where it is then situated.

          19.10      Execution in Counterparts.

          This Agreement may be executed simultaneously in several counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.

          19.11      Choice of Law.

          This Agreement shall be governed by and construed in accordance with the laws of Illinois, without regard to the conflict of laws principles of Illinois, and applicable United States federal law.

          19.12      Publicity.

          At all times prior to the Effective Time, Seller and Buyer shall, and shall use their reasonable efforts to cause their Affiliates to, cooperate in the development and distribution of all news releases and other public disclosures relating to the proposed transactions described in this Agreement, and to ensure that no such releases or disclosures are made without prior notice to, and the consent of, the other Party; provided, however, that at all times prior to the Effective Time and after the Effective Time no news release or other disclosure whatsoever may disclose the terms of this Agreement unless both Parties agree to the form and content of such disclosure, each being under no obligation to agree and having the right to withhold agreement for any reason; provided, however, that either Party may make all disclosures which, in the written opinion of counsel, are required under applicable Legal Requirements, including, but not limited to, regulations of the Securities and Exchange Commission with such Party giving the other Party as much advance notice thereof as is feasible.

          19.13      Confidentiality.

(a) Each of Seller and Buyer (and their respective Affiliates) acknowledges that the information and material, in whatever form, including but not limited to this Agreement and the Related Agreements (collectively, the “Confidential Information”) disclosed or made available to it by, and relating to, the other (and its Affiliates) prior to the Effective Time is confidential. Each of Seller and Buyer (and their respective Affiliates) further agrees that it shall use reasonable efforts not to make disclosure of the Confidential Information to any Person, other than its members or owners, officers, employees, advisers and representatives to whom such disclosure is necessary or convenient for the completion of the transactions contemplated by this Agreement, or any of the Related Agreements, and except in an arbitration proceeding as described in Article 15 or as may be required by a court of competent jurisdiction. Each of Seller and Buyer (and their respective Affiliates) shall appropriately notify each officer, employee, adviser and representative to whom any such disclosure is made, that such disclosure is made in confidence and shall be kept in confidence.

(b) Each of Seller and Buyer (and their respective Affiliates) agrees to use diligent efforts in accordance with customary and reasonable commercial practice, and at least with the same degree of skill and care that it would manifest in protection of its own confidential information, to protect the Confidential Information.

(c) Each of the Parties (and their respective Affiliates) agrees to notify the other promptly, in the event that it becomes aware of the unauthorized possession or use of the Confidential Information (or any part thereof) by any third Person, including any of its officers, employees, advisers or representatives. Each of Seller and Buyer (and their respective Affiliates) agrees to cooperate with the other in connection with the other’s efforts to terminate or prevent such unauthorized possession or use of its Confidential Information. Each of Seller and Buyer (and their respective Affiliates) shall pay the other’s reasonable out-of-pocket expenses in so cooperating in protecting its Confidential Information, unless the unauthorized possession or use of the Confidential Information resulted from the willful misconduct or gross negligence of the Party otherwise entitled to reimbursement of its expenses.

(d) Each of Seller and Buyer (and their respective Affiliates) acknowledges that the other will suffer injury for which the other will not have an adequate remedy at law, in the event of a breach of the provisions of this Section 19.13, and that the other shall be entitled to injunctive relief as is reasonably necessary to prevent or curtail such breach, whether actual or threatened; provided, that, in no event (including, but not limited to, a willful breach of this Agreement by Seller or Buyer, respectively) shall Seller or Buyer (or their respective Affiliates) be prevented from exercising all of the rights granted to it hereunder.

(e) Notwithstanding any other provision of this Agreement, the obligations of each of Seller and Buyer (and their respective Affiliates) to maintain the confidentiality of the Confidential Information (each in such capacity a “Disclosing Party”) shall not apply to any portion of the Confidential Information that:

(i) is or becomes generally available to the public through no fault of the Disclosing Party, including information in the public domain;

          (ii)  the Disclosing Party receives from a third party without any requirement to keep such information secret;

(iii) the Disclosing Party can prove was in its possession without any obligation of secrecy at the time of its disclosure; or (iv) the Disclosing Party develops independently of and without reference to or use of the Confidential Information.

(f) Seller acknowledges and agrees that, as of the Effective Time, nothing herein shall restrict the use by Buyer and its Affiliates of the Refinery Records, the same becoming property of the Buyer as a consequence of the transactions contemplated herein. Except for Refinery Records, Buyer shall not use the Confidential Information with for any other purpose other than the evaluation of the transactions contemplated hereunder.

(g) In the event of any inconsistency between the provisions of this Section 19.13 and the confidentiality provisions of any Related Agreement, the provisions of the Related Agreement shall control with respect to any matters addressed by such Related Agreement.

(h) The provisions of this Section 19.13 shall remain in force for a period of five (5) years from the Effective Time.

(i) At the request of Seller, Buyer shall within twenty (20) days after receiving such request return to Seller all written Confidential Information which is not a Refinery Record, including all photocopies of the same.

          19.14      Costs and Expenses.

          Except as expressly provided herein, or in any Related Agreement, each of the Parties to this Agreement, and the Related Agreements, shall bear its own expenses incurred in connection with the negotiation, preparation, execution and Closing of this Agreement, and the Related Agreements, and the transactions provided for hereby and thereby.

          19.15      Assignment.

          Seller may upon notice to Buyer transfer or assign any of its rights but not its obligations under this Agreement without prior consent of Buyer, provided that, Seller may, assign its rights and obligations under this Agreement to an Affiliate of Seller upon delivery of a guaranty from Seller to Buyer, satisfactory to Buyer. Buyer may not transfer or assign any of its rights or obligations under this Agreement without the prior written consent of Seller provided that, Buyer may transfer or assign any of its rights or obligations under this Agreement to an Affiliate of Buyer upon delivery of a guaranty from Buyer to Seller, satisfactory to Seller. Even if consent is obtained, no Party may make an assignment or delegation, above, unless such Party delivers to the other Party hereto such written assumptions, affirmations and/or legal opinions as such other Party may reasonably request to preserve their rights and remedies hereunder. This Agreement shall inure to the benefit of and will be binding upon the Parties hereto and their respective legal representatives, successors and permitted assigns.

          IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers or representatives of Buyer and Seller as of the day and year first above written.

SELLER:	EQUILON ENTERPRISES LLC By: _________________________ Name: _________________________ Title: ________________________

BUYER:	TOSCOPETRO CORPORATION By: _________________________ Name: _________________________ Title: ________________________